Exhibit 1.1

Credit Agreement

dated as of June 30, 2026,

among

Twin Disc, Incorporated,

the Guarantors from time to time parties hereto,

the Lenders from time to time parties hereto,

and

Bank of Montreal,

as Administrative Agent

-ii-

-iii-

-iv-

CREDIT AGREEMENT

This Credit Agreement is entered into as of June 30, 2026, by and among Twin Disc, Incorporated, a Wisconsin corporation (the “Borrower”), the direct and indirect Subsidiaries of Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings ascribed thereto in Section 1.1.

PRELIMINARY STATEMENTS

A.    Borrower, Twin Disc Canada Holdings Ltd. (prior to the Kobelt Amalgamation, as defined in the Existing Credit Agreement), Kobelt Manufacturing Co. Ltd. (after the Kobelt Amalgamation) (as applicable, “Canadian Borrower”) and Bank of Montreal, in its capacity as lender, previously entered into that certain Credit Agreement, dated as of February 14, 2025 (the “Existing Credit Agreement”), whereby Administrative Agent, in its capacity as lender, extended credit facilities to Borrower, Canadian Borrower and the other loan parties party thereto.

B.    Borrower has requested that Bank of Montreal agree to, among other things, (i) refinance and increase the credit facilities outstanding under the Existing Credit Agreement, (ii) modify the credit structure from a bilateral facility to a syndicated facility, with Bank of Montreal being appointed as the Administrative Agent, (iii) include Bank of Montreal and JPMorgan Chase Bank, N.A. as Lenders hereunder, and (iv) remove Canadian Borrower as a borrower and cause Canadian Borrower to become a Guarantor hereunder, and Bank of Montreal and the Lenders party hereto have agreed to do so, in each case on the terms and conditions set forth herein.

C.    In connection with the foregoing, this Agreement amends and restates the Existing Credit Agreement in its entirety and sets forth the terms and conditions governing the extensions of credit hereunder. In connection with the effectiveness of this Agreement, all loans and other obligations outstanding under the Existing Credit Agreement shall be repaid in full with the proceeds of initial Loans made hereunder on the Closing Date, it being understood that each Lender shall fund its Percentage of such Loans (including Term Loans and Revolving Loans) on the Closing Date in accordance with the terms of this Agreement, and that such repayment and funding may occur contemporaneously and, to the extent applicable, without the actual transfer of funds by either Lender to the other Lender.

D.    Effective as of the Closing Date, Bank of Montreal is hereby appointed as Administrative Agent for the Lenders under this Agreement and the other Loan Documents, and each Lender party hereto hereby irrevocably appoints and authorizes Bank of Montreal to act in such capacity in accordance with the terms hereof.

E.    Each financial institution that is a party hereto as a Lender on the Closing Date shall be deemed to have become a party to this Agreement and the other Loan Documents as a Lender on such date, with the Commitments and/or Loans set forth herein, and shall fund its Percentage of the Loans on the Closing Date in accordance herewith. No assignment of Loans or Commitments under the Existing Credit Agreement is being effected in connection with this Agreement.

F.    Notwithstanding the foregoing, this Agreement is not intended to constitute a novation of the obligations of Borrower under the Existing Credit Agreement or the other loan documents executed in connection therewith (collectively, the “Existing Loan Documents”), and Borrower hereby confirms that all obligations evidenced by the Existing Loan Documents, after giving effect to the repayment described above, shall continue as obligations under this Agreement, except and to the extent as such Existing Loan Documents are amended, restated, modified or replaced by Loan Documents under this Agreement. All security interests and liens granted pursuant to the Existing Loan Documents are hereby ratified, confirmed and continued in full force and effect and shall secure all Obligations under this Agreement and the other Loan Documents, without interruption or impairment of priority.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.    DEFINITIONS; INTERPRETATION.

Section 1.1    Definitions.

The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity interests of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Borrower or the Subsidiary is the surviving entity.

“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.

“Administrative Agent” means Bank of Montreal, in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 9.7.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time pursuant to the terms hereof.

“Agreement as to Liens and Encumbrances” means the Amended and Restated Agreement as to Liens and Encumbrances referenced in Exhibit B of the Negative Pledge Agreement, dated as of the date hereof, between Borrower and Administrative Agent, as the same may hereafter be amended, modified, supplemented or restated from time to time.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to a Loan Party or any of their Subsidiaries from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, as amended, and the Corruption of Foreign Public Officials Act (Canada), as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Part II.1 of the Criminal Code (Canada), regulations promogulated pursuant to the Special Economic Measures Act (Canada), and the United Nations Act (Canada), and any similar law enacted in any of the United States, Canada, or any other jurisdiction applicable to the Loan Parties and their Affiliates after the date of this Agreement.

“Anti-Money Laundering Laws” means any and all Laws applicable to a Loan Party or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, the Commitment Fee and the L/C Fee, until the first Pricing Date, the rates per annum shown opposite Level IV below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Total Funded Debt/EBITDA Ratio for Such Pricing Date	Applicable Margin for the Loans, the Reimbursement Obligations and the L/C Fee shall be:	Applicable Margin for Commitment Fee shall be:
I	Greater than or equal to 3.25 to 1.00	3.00%	0.30%
II	Less than 3.25 to 1.00, but greater than or equal to 2.75 to 1.00	2.50%	0.25%
III	Less than 2.75 to 1.00, but greater than or equal to 1.75 to 1.00	2.00%	0.20%
IV	Less than 1.75 to 1.00	1.50%	0.15%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of Borrower ending on or after June 30, 2026, the date on which Administrative Agent is in receipt of Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 6.5. The Applicable Margin shall be established based on the Total Funded Debt/EBITDA Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.5, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level I shall apply). If Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by Administrative Agent in accordance with the foregoing shall be conclusive and binding on Borrower and the Lenders absent manifest error. Notwithstanding the foregoing, Administrative Agent may, in its discretion, increase the Applicable Margin on any type of Loan by two percent (2%) per annum during the existence of an Event of Default.

“Application” is defined in Section 2.3(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.10), and accepted by Administrative Agent, in substantially the form of Exhibit G or any other form approved by Administrative Agent.

“Assumed Indebtedness” means Indebtedness of a Person which is (a) in existence at the time such Person becomes a Subsidiary of Borrower or (b) is assumed in connection with an investment in or acquisition of such Person, and in each case, has not been incurred or created by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of Borrower.

“Authorized Representative” means those persons shown on the list of officers provided by Borrower pursuant to Section 4.1 or on any update of any such list provided by Borrower to Administrative Agent, or any further or different officers of Borrower so named by any Authorized Representative of Borrower in a written notice to Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.9(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to Administrative Agent at approximately 10:00 a.m. (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by Administrative Agent for sale to Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the sum of (i) Term SOFR for a one-month tenor in effect on such day plus (ii) 1.00%. Any change in the Base Rate due to a change in the prime rate, the quoted federal funds rates or Term SOFR, as applicable, shall be effective from and including the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest pursuant to Sections 3.5 or 3.9, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above, provided that if Base Rate as determined above shall ever be less than the Floor plus 1.00% then Base Rate shall be deemed to be the Floor plus 1.00%.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.4(a).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.9(a).

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date,

(a)         the sum of Daily Simple SOFR; or

(b)         the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.9 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.9.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership of the Borrower as required by 31 C.F.R. § 1010.230 (as amended, modified or supplemented from time to time), in form and substance satisfactory to the Administrative Agent.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of SOFR Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 2.6. Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 2.7.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Milwaukee, Wisconsin; provided, that, with respect to any Eurodollar Borrowing, any interest period relating thereto, or any payment, prepayment or interest rate determination in respect thereof, such day shall also be a TARGET Day.

“Canadian Benchmark” means, initially, the Term CORRA Reference Rate; provided that if a Canadian Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate or the then-current Canadian Benchmark, then "Canadian Benchmark" means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate pursuant to 3.8(a).

“Canadian Benchmark Available Tenor” means, as of any date of determination and with respect to the then-current Canadian Benchmark, as applicable, (x) if such Canadian Benchmark is a term rate, any tenor for such Canadian Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Canadian Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Canadian Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Canadian Benchmark that is then-removed from the definition of “Interest Period” pursuant to 3.8(d).

“Canadian Benchmark Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Canadian Benchmark Replacement” means, with respect to any Canadian Benchmark Transition Event,

(a)    where a Canadian Benchmark Transition Event has occurred with respect to Term CORRA Reference Rate, Daily Compounded CORRA; and

(b)    where a Canadian Benchmark Transition Event has occurred with respect to a Canadian Benchmark other than the Term CORRA Reference Rate, the sum of: (i) the alternate benchmark rate that has been selected by Administrative Agent giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Canadian Benchmark Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Canadian Benchmark for Canadian Dollar-denominated bilateral credit facilities and (ii) the related Canadian Benchmark Replacement Adjustment.

If the Canadian Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Canadian Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Canadian Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Canadian Benchmark with a Canadian Benchmark Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Canadian Benchmark Unadjusted Benchmark Replacement by the Canadian Benchmark Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Canadian Benchmark Unadjusted Benchmark Replacement for Canadian Dollar-denominated bilateral credit facilities at such time.

“Canadian Benchmark Replacement Conforming Changes” means, with respect to the use or administration of a Canadian Benchmark or the use, administration, adoption or implementation of any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of requests for Loans or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Sections 3.3 and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Canadian Benchmark Replacement Date” means a date and time determined by Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Canadian Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Canadian Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Canadian Benchmark Available Tenors of such Canadian Benchmark (or such component thereof); or

(b)    in the case of clause (c) of the definition of “Canadian Benchmark Transition Event,” the first date on which such Canadian Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Canadian Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Canadian Benchmark Available Tenor of such Canadian Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Canadian Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Canadian Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Canadian Benchmark Available Tenors of such Canadian Benchmark (or the published component used in the calculation thereof).

“Canadian Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Canadian Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Canadian Benchmark Available Tenors of such Canadian Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Canadian Benchmark Available Tenor of such Canadian Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Canadian Benchmark (or the published component used in the calculation thereof), the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Canadian Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Canadian Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Canadian Benchmark (or such component), which states that the administrator of such Canadian Benchmark (or such component) has ceased or will cease to provide all Canadian Benchmark Available Tenors of such Canadian Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Canadian Benchmark Available Tenor of such Canadian Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) announcing that all Canadian Benchmark Available Tenors of such Canadian Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Canadian Benchmark Transition Event” will be deemed to have occurred with respect to any Canadian Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Canadian Benchmark Available Tenor of such Canadian Benchmark (or the published component used in the calculation thereof).

“Canadian Benchmark Unadjusted Benchmark Replacement” means the applicable Canadian Benchmark Replacement excluding the related Canadian Benchmark Replacement Adjustment.

“Canadian Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Canadian Benchmark Replacement Date has occurred if, at such time, no Canadian Benchmark Replacement has replaced the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8 ending at the time that a Canadian Benchmark Replacement has replaced the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8.

“Canadian Borrowing” means a Borrowing of Canadian Loans.

“Canadian Defined Benefit Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada), or any replacement or successor section of such legislation which refers to “defined benefit provisions”.

“Canadian Dollars” and “CDN$” each means the lawful currency of Canada.

“Canadian Insolvency Legislation” means, collectively, the Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding up and Restructuring Act (Canada), the debt and/or securities reorganization provisions of the Business Corporations Act (British Columbia) or any other comparable and applicable Canadian provincial or legislation, and any other bankruptcy, insolvency, restructuring, liquidation, winding-up, corporate, restructuring, winding-up or similar laws of Canada, any province or territory thereof, in each case, as amended from time to time and includes all regulations thereunder.

“Canadian IP Security Agreement” means that certain Amended and Restated Canadian Intellectual Property Security Agreement, dated as of the date hereof, executed by Kobelt Manufacturing Co. Ltd. to and in favor of Administrative Agent, and as the same may hereafter be amended, modified, supplemented or restated from time to time.

“Canadian Loan” means a loan to the Borrower denominated in Canadian Dollars, which may be borrowed in the form of a Canadian Prime Rate Loan, Term CORRA Loan or, following a Canadian Benchmark Transition Event in accordance with Section 3.8, Daily Compounded CORRA Loan, and which shall include Overdrafts from time to time advanced by Administrative Agent.

“Canadian Pension Plan” means each “registered pension plan” (as such term is defined in the Income Tax Act (Canada)) and any pension plan that is subject to federal or provincial pension standards legislation in Canada (including, without limitation, a Canadian defined benefit plan) that is sponsored, established, maintained or contributed to by any Loan Party for its Canadian employees or former employees, or in respect of which any Loan Party, any Affiliate of a Loan Party or any Subsidiary of a Loan Party has any actual or contingent liability or obligation, but shall not include the Canada Pension Plan as maintained by the Government of Canada or the Québec Pension Plan as maintained by the government of Québec.

“Canadian Prime Rate” means, on any particular date of determination, the greater of the following: (i) the rate of interest announced from time to time by Administrative Agent as its reference rate then in effect for determining rates of interest on Canadian Dollar loans to its commercial customers in Canada and designated as its prime rate, and (ii) one (1) month Term CORRA plus 1.00% per annum; provided, that, if the Canadian Prime Rate shall ever be less than the Floor, it shall be deemed to be equal to the Floor. Any change in the Canadian Prime Rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. Each determination of the Canadian Prime Rate by the Administrative Agent shall be conclusive and binding, absent manifest error.

“Canadian Prime Rate Loan” means a Loan made by Administrative Agent to the Borrower denominated in Canadian Dollars, pursuant to which the Canadian Prime Rate is the applicable rate of interest.

“Canadian Security Agreement” means that certain Amended and Restated Canadian Security Agreement, dated as of the date hereof, by Kobelt Manufacturing Co. Ltd. to and in favor of Administrative Agent, as amended, supplemented, modified or extended from time to time.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash to be held in a Collateral Account, or, if Administrative Agent and L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and L/C Issuer. “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, interpretation or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canadian or foreign regulatory authorities (including, without limitation, The Office of the Superintendent of Financial Institutions (Canada)), in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of Borrower or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-4 and 13d-6 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity interests of Borrower on a fully-diluted basis (and taking into account all such equity interests that such person or group has the right to acquire pursuant to any option right); or

(b)    during any period of 27 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)    Borrower shall fail to own and control, beneficially and of record (directly or indirectly), the percentage of issued and outstanding equity interests of each of its Subsidiaries as set forth on Schedule 5.2, except where such failure is the result of a transaction permitted under the Loan Documents.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 4.1 shall be satisfied or waived in a manner acceptable to Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all assets, properties, undertaking, rights, interests, and privileges from time to time subject to the Liens granted to Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 8.4(b).

“Collateral Documents” means the Security Agreement, the Canadian Security Agreement, the IP Security Agreement, the Canadian IP Security Agreement, the Perfection Certificate, the Negative Pledge Agreement, the Agreement as to Liens and Encumbrances, the Pledge Agreement, the Landlord Waivers and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability or any part thereof.

“Commitment Fee” is defined in Section 2.12(a).

“Commitments” means the Revolving Credit Commitments and the Term Loan Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication” means this Agreement, any Loan Document and any document, amendment, waiver, forbearance, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document (including any Assignment and Acceptance).

“Conforming Changes” means with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.3, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Total Assets” means, as of any date of determination, the aggregate amount of all assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as reflected on the most recent consolidated balance sheet delivered the Administrative Agent pursuant to Section 6.5 hereof.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Correspondence” is defined in Section 11.6(e).

“Credit” means any of the Revolving Credit or the Term Credit.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback period as determined by the Administrative Agent in its sole discretion) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Canadian Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; and provided further that if the administrator has not provided or published CORRA and a Canadian Benchmark Replacement Date with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA; and provided that if Daily Compounded CORRA as so determined shall be less than the Floor, then Daily Compounded CORRA shall be deemed to be the Floor.

“Daily Compounded CORRA Loan” means a Loan in Canadian Dollars bearing interest based on Daily Compounded CORRA which, for certainty, shall only be available following a Canadian Benchmark Transition Event in accordance with Section 3.8.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, Canadian Insolvency Legislation, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, restructuring, winding-up or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Default Rate” means:

(a)     for any Term CORRA Loan, the sum of 2.0% plus the Applicable Margin plus the Adjusted Term CORRA from time to time in effect;

(b)    for any Canadian Prime Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Canadian Prime Rate from time to time in effect;

(c)    for any Eurodollar Loan, the sum of 2.0% plus the Applicable Margin plus the EURIBO Rate from time to time in effect;

(d)    for any Base Rate Loan or any Swing Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(e)    for any SOFR Loan or any Swing Loan bearing interest at Administrative Agent’s Quoted Rate, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(f)    for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 2.3 with respect to such Reimbursement Obligation;

(g)    for any Letter of Credit, the sum of 2.0% plus the L/C Fee due under Section 2.12 with respect to such Letter of Credit; and

(h)    with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate Loans plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swing Line Lender and each Lender.

“Designated Disbursement Account” means the account of Borrower maintained with Administrative Agent or its Affiliate and designated in writing to Administrative Agent as Borrower’s Designated Disbursement Account (or such other account as Borrower and Administrative Agent may otherwise agree).

“Designated Jurisdiction” means, at any time, any country, region or territory which is itself the subject or target of any Sanctions.

“Disposition” means the sale, lease, conveyance or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of Property, other than sales or other dispositions expressly permitted under Sections 7.4(a), 7.4(b), or 7.4(d).

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in U.S. Dollars, such amount, (b) with respect to any amount in Euros, the equivalent in U.S. Dollars of such amount, determined by Administrative Agent using the Exchange Rate with respect to Euros at the time in effect for such amount, and (c) with respect to any amount in Canadian Dollars, the equivalent in U.S. Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to Canadian Dollars at the time in effect for such amount.

“Domestic Subsidiary” means a Subsidiary that is neither a Foreign Subsidiary nor Twin Disc (Far East) Ltd.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“EBITDA” means, with reference to any period for any Person, Net Income of such Person for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, provincial, territorial and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) non-cash charges, expenses or losses, including non-cash stock-based compensation, non-cash impairment charges, non-cash inventory write-downs, non-cash restructuring charges and other non-cash accounting adjustments, (e) pension and other post-employment benefit plan non-cash expenses, including amortization of defined benefit plan obligations, (f) unrealized foreign exchange losses (and minus unrealized gains), (g) fair market value work-in-process and purchase accounting adjustments, (h) any loss or gain on sale of assets and any non-recurring or extraordinary expenses or income, (i) cash restructuring charges, integration costs, transaction costs and other similar expenses related to Permitted Acquisitions, other permitted investments, or operational initiatives, in each case to the extent reasonably identified and documented; provided that the aggregate amount of add-backs pursuant to clause (i) shall not exceed 15% of Unadjusted EBITDA for such period, and (j) pro forma adjustments and projected cost savings and synergies related to Permitted Acquisitions that are reasonably identifiable, factually supportable and expected to be realized within 12–18 months. For the avoidance of doubt, the foregoing limitation shall apply solely to cash add-backs described in the foregoing clause (i) and shall not apply to non-cash charges or other non-cash items described above, including, without limitation, in the foregoing clause (d). For purposes hereof, “Unadjusted EBITDA” means EBITDA calculated after giving effect to the add-backs described in the foregoing clauses (a) through (h), but without giving effect to the add-backs described in the foregoing clauses (i) and (j).

“Electronic Record” means a record created, generated, sent, communicated, received, or stored by electronic means.

“Electronic Signature” means an electronic sound, symbol, or process attached to or logically associated with an electronic record and executed or adopted by a person with the intent to sign the Electronic Record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer and the Swing Line Lender and (iii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any Guarantor or any of Borrower’s or such Guarantor’s Affiliates or Subsidiaries.

“Eligible Line of Business” means any business engaged in as of the date of this Agreement by Borrower or any of its Subsidiaries.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate” means, with respect to any Loan denominated in Euros and for any Interest Period, the EURIBO Screen Rate at approximately 11:00 a.m. Brussels time, two (2) Business Days prior to the commencement of such Interest Period.

“EURIBO Screen Rate” means, for any day and time, with respect to any Loan denominated in Euros and for any Interest Period, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of such rate) for euro for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, Administrative Agent may specify another page or service displaying the relevant rate after consultation with Borrower. If the EURIBO Screen Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor.

“Euro” and “€” means the lawful currency of the European Union.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.4(c).

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Event of Default” means any event or condition identified as such in Section 8.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than U.S. Dollars, the rate at which such other currency may be exchanged into U.S. Dollars at the time of determination on such day using Administrative Agent’s spot rate for the purchase of the applicable amount of such currency. In the absence of such a buying rate on that date, the Exchange Rate shall be determined by using such rate as Administrative Agent may select in its sole discretion, consistent with Administrative Agent’s customary practice for commercial loans being administered by it.

“Excluded Swap Obligation” means any Swap Obligation of a Loan Party (other than the direct counterparty of such Swap Obligation) if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act at the time the Guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate appearing in Section 2.4(a).

“Fixed Charges” means, with reference to any period, the sum of principal payments, dividends, repurchases and other restricted payments, cash taxes, and cash Interest Expense for the applicable period.

“Fixed Charge Coverage Ratio” means, for any period of determination, the ratio of (a) EBITDA for the Borrower and its Subsidiaries less Maintenance Capital Expenditures of the Borrower and its Subsidiaries, to (b) Fixed Charges of the Borrower and its Subsidiaries.

“Floor” means the rate of interest per annum equal to 0.00%.

“Foreign Currency” and “Foreign Currencies” means, each and collectively, Euros and Canadian Dollars.

“Foreign Currencies Loan Sublimit” means an amount equal to the lesser of (a) the amount in Euros and/or Canadian Dollars, as applicable, that is equal to the Dollar Equivalent of $25,000,000, and (b) the Revolving Credit Commitment. The Foreign Currencies Loan Sublimit is part of, and not in addition to, the Revolving Credit Commitment. Notwithstanding the foregoing, at any given time, the amount of Loans to be advanced under the Foreign Currencies Loan Sublimit to Borrower in (i) Euros, shall not exceed the Dollar Equivalent of $25,000,000, minus the Dollar Equivalent of the amount of outstanding Loans made to the Borrower in Canadian Dollars at such time, and (ii) Canadian Dollars, shall not exceed the Dollar Equivalent of $25,000,000, minus the Dollar Equivalent of the amount of outstanding Loans made to Borrower in Euros at such time. For purposes of clarity, the amount of Loans advanced in Euros and Canadian Dollars, taken together, at any given time shall not exceed the Dollar Equivalent of $25,000,000.

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America, Canada or any state, province or territory thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America or Canada, and (c) has substantially all of its assets outside of the United States of America or Canada.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Revolver Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolver Percentage of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer and Deposit Account Liability” means the liability of Borrower or any Guarantor owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of Borrower and/or any Guarantor now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to Borrower or any Guarantor by any of such Lenders or their Affiliates, and (d) any debit cards and credit cards maintained with any Lender or any of its Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” and “Guarantors” each is defined in Section 6.12(a).

“Guaranty” and “Guaranties” each is defined in Section 6.12(a).

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of Borrower, any Guarantor or any of their respective Subsidiaries to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as Borrower or such Guarantor, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates; provided, that Hedging Liability shall not include Excluded Swap Obligations.

“Illegality Notice” has the meaning specified in Section 3.4.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, (f) all Hedging Liability of such Person, and (g) all Funds Transfer and Deposit Account Liability of such Person.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than Swing Loans) and any Canadian Prime Rate Loan, the last day of every calendar month and on the maturity date, (b) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period, (c) as to any SOFR Loan, any Term CORRA Loan or any Daily Compounded CORRA Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and on the maturity date, and (d) as to any Swing Loan, (i) bearing interest by reference to the Base Rate, the last day of every calendar month, and on the maturity date and (ii) bearing interest by reference to the Swing Line Lender’s Quoted Rate, the last day of the Interest Period with respect to such Swing Loan, and on the maturity date; provided that, as to any such Loan, (i) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (ii) the Interest Payment Date with respect to any Borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month.

“Interest Period” means the period commencing on the date a Borrowing of SOFR Loans, Eurodollar Loans, Term CORRA Loans or Daily Compounded CORRA Loans, or Swing Loans (bearing interest at the Swing Line Lender’s Quoted Rate) is advanced, continued, or created by conversion and ending (a) in the case of SOFR Loans and Eurodollar Loans, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or, for SOFR Loans and Eurodollar Loans only, six months thereafter (in each case subject to the availability thereof) as specified in the applicable borrowing request or interest election request and (b) in the case of Swing Loans bearing interest at the Swing Line Lender’s Quoted Rate, on the date one (1) to five (5) Business Days thereafter as mutually agreed by Borrower and the Swing Line Lender, provided, that

i.    no Interest Period shall extend beyond the final maturity date of the relevant Loans;

ii.    no Interest Period with respect to any portion of the Term Loan shall extend beyond a date on which Borrower is required to make a scheduled payment of principal on the Term Loan, unless the sum of (a) the aggregate principal amount of the Term Loan that consists of Base Rate Loans plus (b) the aggregate principal amount of the Term Loan that consists of SOFR Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loan on such payment date;

iii.    whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of SOFR Loans, Term CORRA Loans or Daily Compounded CORRA Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

iv.    for purposes of determining an Interest Period for a Borrowing of SOFR Loans, Term CORRA Loans or Daily Compounded CORRA Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end; and

v.     in the case of a continuation of a Term CORRA Loan or Daily Compounded CORRA Loan, the last day of each Interest Period shall also be the first day of the next Interest Period; and

vi.    no tenor that has been removed from this definition pursuant to Section 3.9(d) below shall be available for specification in such Borrowing Request or Interest Election Request.

“IP Security Agreement” means that certain Amended and Restated Intellectual Property Security Agreement, dated as of the date hereof, from Borrower to Administrative Agent, as the same may hereafter be amended, modified, supplemented or restated from time to time.

“Katsa Acquisition” means the acquisition by TD Finland Holding Oy, a Subsidiary of Borrower, of all of the issued and registered shares of Katsa Oy from certain sellers, which acquisition closed on or about March 5, 2024.

“Kobelt Acquisition” means the acquisition by Twin Disc Canada Holdings Ltd. (a predecessor of Kobelt Manufacturing Co. Ltd.), a Subsidiary of Borrower, of all of the issued and outstanding shares of Kobelt Manufacturing Co. Ltd., from certain sellers, which acquisition closed on or about February 14, 2025.

“Landlord Waivers” means the landlord subordination agreements in form and substance satisfactory to Administrative Agent received from each lessor of real property to any Loan Party with respect to real property leased by any such Loan Party.

“Laws” means, collectively, all international, foreign, Federal, state, provincial, territorial and local statutes, treaties, rules, regulations, ordinances, codes, obligatory government orders, decrees and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Fee” is defined in Section 2.12(d).

“L/C Issuer” means Bank of Montreal, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.3(h).

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $4,000,000.00, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.

“Lenders” means and includes Bank of Montreal and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 11.10 and, unless the context otherwise requires, the Swing Line Lender.

“Lending Office” is defined in Section 3.7.

“Letter of Credit” is defined in Section 2.3(a).

“Lien” means any mortgage, lien, security interest, pledge, hypothecate, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan, Swing Loan or Term Loan, whether outstanding as a SOFR Loan, Base Rate Loan, Eurodollar Loan, Canadian Prime Rate Loan, Term CORRA Loan, Daily Compounded CORRA Loan or otherwise, each of which is a “type” of Loan hereunder, and which shall include all Canadian Loans (including Overdrafts).

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Loan Parties” means Borrower and each Guarantor, collectively.

“Maintenance Capital Expenditures” means capital expenditures in an amount equal to 100% of trailing twelve-month depreciation expense for such period.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of Borrower or of Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against Borrower or any Subsidiary of any Loan Document or the rights and remedies of Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge Agreement” means the Amended and Restated Negative Pledge Agreement, executed by TDI in favor of Administrative Agent, dated as of the date of this Agreement, to be recorded with the Racine County Register of Deeds, as the same may hereafter be amended, modified, supplemented or restated from time to time.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, with reference to any period, the net income (or net loss) of Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which Borrower or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries during such period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 11.11 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party Transfer Basket” means an amount not exceeding 2.5% of Consolidated Total Assets as of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.5 hereof.

“Note” and “Notes” each is defined in Section 2.11.

“Obligations” means all obligations of Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all Hedging Liability, all Funds Transfer and Deposit Account Liability, all fees and charges payable hereunder, and all other indebtedness, liabilities and payment obligations of Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired; provided, that Obligations shall not include Excluded Swap Obligations.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Overdraft” means Obligations of the Borrower to Administrative Agent arising in connection with all amounts debited to all overdraft accounts established by the Borrower with Bank (in Canadian Dollars or U.S. Dollars, as the case may be) including, without limitation, all cheques, transfers, withdrawals, interest, costs, charges and fees debited to such accounts. Overdrafts shall be deemed Canadian Loans for purposes hereof.

“Participating Interest” is defined in Section 2.3(e).

“Participating Lender” is defined in Section 2.3(e).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)).

“Payment in Full” means as of any date of determination, (i) the indefeasible payment in full in cash of all Loans and unpaid Reimbursement Obligations, together with accrued and unpaid interest thereon; (ii) the Commitments to lend under this Agreement are terminated, (iii) the termination, expiration or cancellation and return of all outstanding Letters of Credit (other than Letters of Credit that have been Cash Collateralized); and (iv) the indefeasible payment in full in cash of all fees, reimbursable expenses and other Obligations (other than Hedging Liability, Funds Transfer and Deposit Account Liability and contingent indemnification obligations and Reimbursement Obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto).

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for any Lender, its Revolver Percentage or Term Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis (including Section 9.6), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage, and expressing such components on a single percentage basis.

“Perfection Certificate” means that certain Amended and Restated Perfection Certificate, dated the date of this Agreement, delivered by Borrower in favor of Administrative Agent, as the same may hereafter be amended, modified, supplemented or restated from time to time

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)    the Acquired Business is in an Eligible Line of Business and has its primary operations within the United States of America;

(b)    if the Acquisition is structured as a merger, a Borrower is the surviving entity;

(c)    the Total Consideration for the Acquired Business shall not exceed $20,000,000 and, when taken together with the Total Consideration for all Acquired Businesses acquired during the immediately preceding 12-month period, shall not exceed $20,000,000 in the aggregate;

(d)    Borrower shall have notified Administrative Agent and Lenders not less than five (5) Business Days prior to any such Acquisition and furnished to Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and 3 year historical financial information and 3 year pro forma financial forecasts of the Acquired Business on a stand-alone basis as well as of Borrower on a consolidated basis after giving effect to the Acquisition and covenant compliance calculations reasonably satisfactory to Administrative Agent demonstrating satisfaction of the condition described in clause (g) below (all of which may also be included in the officer’s certificate described in clause (j) below);

(e)    if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, Borrower shall have complied with the requirements of Section 6.12 in connection therewith;

(f)    after giving effect to the Acquisition and any Credit Event in connection therewith, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 7.13 on a pro forma basis;

(g)    after giving effect to the Acquisition and any Credit Event in connection therewith, the Total Funded Debt/EBITDA Ratio is less than or equal to 3.00 to 1.00;

(h)    the Acquisition is duly approved by the Acquired Business’ governing body;

(i)    any seller notes, earnouts or other contingent consideration are subordinated to the Obligations hereunder on terms that are acceptable to Administrative Agent in its sole discretion; and

(j)    Borrower delivers to Administrative Agent an officer’s certificate (in form reasonably satisfactory to Administrative Agent) certifying the satisfaction of all of the foregoing conditions and including covenant compliance calculations reasonably satisfactory to Administrative Agent demonstrating satisfaction of the condition described in clause (g) above.

“Person” means an individual, partnership, corporation, limited liability company, unlimited liability company, trust company, association, trust, unincorporated organization, sole proprietorship or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Pledge Agreement” means that certain Amended and Restated Pledge Agreement, dated the date of this Agreement, among Borrower, the Guarantors party thereto and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“PPSA” means the Personal Property Security Act (British Columbia) and similar legislation in each province or territory in Canada including, without limitation, the Civil Code in the Province of Quebec, together with all rules, regulations and interpretations thereunder, as in effect from time to time, to be applied in connection with the issue, perfection, enforcement, validity or effect of Liens.

“Premises” means the real property owned or leased by Borrower or any Subsidiary, including the real property and improvements thereon owned by Borrower or any Subsidiary subject to the Lien of any Collateral Documents.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.

“Reimbursement Obligation” is defined in Section 2.3(c).

“Related Parties” means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Relevant Governmental Body” means the FRB and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB and/or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 66.67% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Revolving Credit Commitments of the Lenders; provided that, as long as there are only two Lenders, Required Lenders shall mean both Lenders.

“Rescindable Amount” is defined in Section 2.13(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 2.2, 2.3 and 2.7.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $60,000,000.00 on the date hereof.

“Revolving Credit Termination Date” means June 30, 2031, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.15, 8.2 or 8.3.

“Revolving Loan” is defined in Section 2.2 and, as so defined, includes a Eurodollar Loan, Base Rate Loan or a SOFR Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.11.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw Hill Companies, Inc.

“Sanctioned Person” means, at any time,(a) is the subject or target of any Sanctions (b) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including the OFAC SDN List), the United States Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the government of Canada (including Global Affairs Canada, Canada Border Services Agency and Public Safety Canada) or any other relevant Governmental Authority or sanctions authority, (c) any Person located, organized or resident in a Designated Jurisdiction or (d) any Person owned or controlled by any such Person or Persons described in clauses (a), (b) or (c) above.

“Sanctions” means all economic or financial sanctions, sectoral sanctions, secondary sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government (including those administered by OFAC or the United States Department of State), the European Union (including any European Union member state), the United Kingdom (including His Majesty’s Treasury), Canada (including Global Affairs Canada, Canada Border Services Agency and Public Safety Canada), the United Nations Security Council, and any other relevant sanctions or export control authority.

“Secured Parties” means (a) Administrative Agent, (b) each Lender (including the Swing Line Lender), (c) the L/C Issuer, (d) each Affiliate of a Lender to which any Loan Party is obligated in respect of Hedging Liability and/or Funds Transfer and Deposit Account Liability, and (e) each Related Party entitled to indemnification under Section 11.13.

“Security Agreement” means that certain Amended and Restated Security Agreement, dated the date of this Agreement, between Borrower and Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan bearing interest based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate.”

“Subordinated Debt” means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability pursuant to subordination provisions approved in writing by Administrative Agent and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are, in each case, in form and substance satisfactory to Administrative Agent.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of Borrower or of any of its direct or indirect Subsidiaries.

         “Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Sweep Depositary” shall have the meaning set forth in the definition of Sweep to Loan Arrangement.

“Sweep to Loan Arrangement” means a cash management arrangement established by Borrower with the Swing Line Lender or an Affiliate of the Swing Line Lender, as depositary (in such capacity, the “Sweep Depositary”), pursuant to which the Swing Line Lender is authorized (a) to make advances of Swing Loans hereunder, the proceeds of which are deposited by the Swing Lender into a designated account of Borrower maintained at the Sweep Depositary, and (b) to accept as prepayments of the Swing Loans hereunder proceeds of excess targeted balances held in such designated account at the Sweep Depositary, which cash management arrangement is subject to such agreement(s) and on such terms acceptable to the Sweep Depositary and the Swing Lender.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.7.

“Swing Line Lender” means Bank of Montreal, acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 11.10.

“Swing Line Lender’s Quoted Rate” is defined in Section 2.7(c).

“Swing Line Sublimit” means $5,000,000.00, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 2.7.

“Swing Note” is defined in Section 2.11.

“TARGET Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system (TARGET) (or any successor thereto) is open for the settlement of payments in Euro.

“Term Credit” means the credit facility for the Term Loan described in Section 2.1(a).

“Term CORRA Adjustment” means, for any calculation with respect to a Term CORRA Loan, a percentage per annum set forth in the table below that corresponds to the applicable Interest Period therefor:

Interest Period	Percentage
One (1) month	0.29547%
Three (3) months	0.32138%

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Loan” means a Loan in Canadian Dollars bearing interest based on Adjusted Term CORRA.

“Term CORRA” means, for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Loan” is defined in Section 2.1(a) and, as so defined, includes a Base Rate Loan or SOFR Loan, which is a “type” of Term Loan hereunder.

“Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Term Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof. Borrower and the Lenders acknowledge and agree that the Term Loan Commitments of the Lenders aggregate $30,000,000.00 on the date hereof.

“Term Loan Maturity Date” means June 30, 2031.

“Term Loan Percentage” means, for each Lender, the percentage of the Term Loan Commitment represented by such Lender’s Term Loan Commitment or, if the Term Loan Commitment has been terminated or has expired, the percentage held by such Lender of the aggregate principal amount of all Term Loans then outstanding.

“Term Note” is defined in Section 2.11.

“Term SOFR” means,

(a)         for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)         for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided that if the Term SOFR as determined above shall ever be less than the Floor, then the Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon Borrower or its Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of Borrower and its Subsidiaries at such time, and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which Borrower or any of its Subsidiaries has otherwise assured a creditor against loss.

“Total Funded Debt/EBITDA Ratio” means, as of the last day of any fiscal quarter of Borrower, the ratio of Total Funded Debt of Borrower and its Subsidiaries as of the last day of such fiscal quarter to EBITDA of Borrower and its Subsidiaries for the period of four fiscal quarters then ended.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by Borrower and/or one or more Wholly owned Subsidiaries within the meaning of this definition.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2    Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to time of day herein are references to Milwaukee, Wisconsin, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The term “shall” shall have the same meaning as the term “will”. All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Lenders, and shall survive any termination of such other agreements until Payment in Full. Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and any successor law or regulation. References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.

Section 1.3    Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either Borrower or the Required Lenders may by notice to the Lenders and Borrower, respectively, require that the Lenders and Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 2.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein, and the determination of Capital Leases hereunder, shall be made without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the ASC 842.

Section 1.4     Interest Rates (US) The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.5    Interest Rates (Canadian). The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Canadian Prime Rate, Term CORRA, Daily Compounded CORRA, or Adjusted Term CORRA or any component definition thereof or rates referred to in the definitions thereof, or any alternative, successor or replacement rate thereto (including any Canadian Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Canadian Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Canadian Prime Rate, Term CORRA, Daily Compounded CORRA, or Adjusted Term CORRA or any other Canadian Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Canadian Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Canadian Prime Rate, Term CORRA, Daily Compounded CORRA, Adjusted Term CORRA, any alternative, successor or replacement rate (including any Canadian Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Canadian Prime Rate, Term CORRA, Daily Compounded CORRA, Adjusted Term CORRA or any other Canadian Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.6    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time

SECTION 2.  THE CREDIT FACILITIES.

Section 2.1    Term Loan Commitments Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan (individually a “Term Loan” and collectively for all the Lenders the “Term Loans”) in U.S. Dollars to Borrower in the amount of such Lender’s Term Loan Commitment. The Term Loans shall be advanced in a single Borrowing on the Closing Date and shall be made ratably by the Lenders in proportion to their respective Term Loan Percentages, at which time the Term Loan Commitments shall expire. The Term Loans shall be outstanding as Base Rate Loans or SOFR Loans. No amount repaid or prepaid on any Term Loan may be borrowed again.

Section 2.2    Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Lenders the “Revolving Loans”) in U.S. Dollars, Euros or Canadian Dollars to Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment (or the Foreign Currencies Loan Sublimit, as applicable), subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. In addition to the foregoing, (i) the Dollar Equivalent of the sum of the aggregate principal amount of Revolving Loans borrowed in Foreign Currencies at any time outstanding shall not exceed the Foreign Currencies Loan Sublimit, (ii) the Dollar Equivalent of the sum of the aggregate principal amount of Revolving Loans borrowed in Euros at any time outstanding shall not exceed the Foreign Currencies Loan Sublimit, minus the amount of any Canadian Loans outstanding under the Foreign Currencies Loan Sublimit at such time, and (iii) the Dollar Equivalent of the sum of the aggregate principal amount of Revolving Loans borrowed in Canadian Dollars at any time outstanding shall not exceed the Foreign Currencies Loan Sublimit, minus the amount of any Eurodollar Loans outstanding under the Foreign Currencies Loan Sublimit at such time. Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in a Foreign Currency as of each date a Borrowing is requested by Borrower using the Exchange Rate for such applicable Foreign Currency in relation to U.S. Dollars that is in effect on the date of determination. As provided in Section 2.6, Borrower may elect that each Borrowing of Revolving Loans be SOFR Loans, Base Rate Loans, Eurodollar Loans, Term CORRA Loans and/or Canadian Prime Rate Loans; provided that (A) any Borrowing of Revolving Loans in Euros shall be Eurodollar Loans, and (B) any Borrowing of Revolving Loans in Canadian Dollars shall be Term CORRA Loans or Canadian Prime Rate Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 2.3    Letters of Credit.

(a)    General Terms. (i)Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of Borrower or for the account of Borrower and one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(ii)         The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)         the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)         except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial amount less than $100,000;

(D) a default of any Lender’s obligations to fund under Section 2.03(c) exists, unless the L/C Issuer has entered into satisfactory arrangements with the Company or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender;

(E)          except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than U.S. Dollars; or

(F)          any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b)    Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or thirty (30) days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.12, and (ii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). If the Borrower so requests in any Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date which shall comply with this paragraph; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of the last sentence of this clause (b) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of Borrower subject to the conditions of Section 4 and the other terms of this Section 2.3.

(c)    The Reimbursement Obligations. Subject to Section 2.3(b), the obligation of Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon on the date when each drawing is to be paid if Borrower has been informed of such drawing by the L/C Issuer on or before 11:00 a.m. on the date when such drawing is to be paid or, if notice of such drawing is given to Borrower after 11:00 a.m. on the date when such drawing is to be paid, by no later than 12:00 Noon on the following Business Day, in immediately available funds at Administrative Agent’s principal office in Milwaukee, Wisconsin, or such other office as Administrative Agent may designate in writing to Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 2.3(e) below, then all payments thereafter received by Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(e) below.

(d)    Obligations Absolute. Borrower’s obligation to reimburse L/C Obligations as provided in subsection (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. None of Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the first sentence of this clause (d)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by the L/C Issuer ’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e)    The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the L/C Issuer, and the L/C Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 2.3(c) above, or if the L/C Issuer is required at any time to return to Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to Administrative Agent) to such effect, if such certificate is received before 1:00 p.m., or not later than 1:00 p.m. the following Business Day, if such certificate is received after such time, pay to Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 2.3 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set off, counterclaim or defense to payment which any Participating Lender may have or have had against Borrower, the L/C Issuer, Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)    Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.3(f) and all other parts of this Section 2.3 shall be unconditional, irrevocable and survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(g)    Manner of Requesting a Letter of Credit. Borrower shall provide at least five (5) Business Days’ advance written notice to Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. Administrative Agent shall promptly notify the L/C Issuer of Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(h)    Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer ” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(i)    Letters of Credit Issued for Other Loan Parties. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a non-Borrower Loan Party, Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of such Loan Party inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such or other Loan Party.

Section 2.4    Applicable Interest Rates.

(a)    Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a SOFR Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise.

(b)    SOFR Loans. Each SOFR Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Term SOFR applicable to such Interest Period, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)    Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during the Interest Period it is outstanding (computed on a basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the EURIBO Rate applicable for such Interest Period, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(d)      Term CORRA Loans.

(i)     Each Term CORRA Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed, notwithstanding any provision to the contrary in this Agreement (including the use of the term “per annum”), on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus Adjusted Term CORRA applicable to such Interest Period, accruing daily and payable by Borrower in arrears on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(ii)    Borrower acknowledges that the ability of a Lender to maintain or provide any Term CORRA Loan and/or to charge interest on any Term CORRA Loan at Adjusted Term CORRA, is and will be subject to any applicable Law which may prohibit or restrict or limit such loans and/or such interest. Each Borrower agrees a Lender shall have the right to comply with any such requirements and, if a Lender determines it to be necessary as a result of such requirement or a change to such requirement, a Lender may convert any Term CORRA Loan to a Canadian Prime Rate Loan or require immediate repayment of all Term CORRA Loans, including accrued interest thereon and all applicable breakage costs.

(e)       Daily Compounded CORRA Loans.

(i)    Each Daily Compounded CORRA Loan (which, for certainty, shall only be available following a Canadian Benchmark Transition Event in accordance with Section 3.8) made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed, notwithstanding any provision to the contrary in this Agreement (including the use of the term “per annum”), on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus Daily Compounded CORRA applicable to such Interest Period, accruing daily and payable by Borrower in arrears on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(ii)    Borrower acknowledges that the ability of a Lender to maintain or provide any Daily Compounded CORRA Loan and/or to charge interest on any Daily Compounded CORRA Loan at Daily Compounded CORRA, is and will be subject to any applicable Law which may prohibit or restrict or limit such loans and/or such interest. Borrower agrees that a Lender shall have the right to comply with any such requirements and, if a Lender determines it to be necessary as a result of such requirement or a change to such requirement, a Lender may convert any Daily Compounded CORRA Loan to a Prime Rate Loan or require immediate repayment of all Daily Compounded CORRA Loans, including accrued interest thereon and all applicable breakage costs.

(f)    Canadian Prime Rate Loans. Each Canadian Prime Rate Loan shall bear interest (computed on the basis of a year of 365 days or 366 days in the case of a leap year as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Canadian Prime Rate from time to time in effect, calculated daily and payable in arrears by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(g)    Interest Act (Canada). For the purposes of the Interest Act (Canada), whenever any interest or fee under this Agreement is calculated using a rate based on a period other than a calendar year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to such rate as determined multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends and divided by the number of days comprising such other period.

(h)    Rate Determinations. Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR. In connection with the use, administration adoption or implementation of Canadian Benchmark Replacement, Administrative Agent will have the right to make Canadian Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Canadian Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Canadian Conforming Changes in connection with the use or administration of Adjusted Term CORRA or Daily Compounded CORRA.

Section 2.5    Minimum Borrowing Amounts; Maximum SOFR Loans. Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $100,000 or such greater amount which is an integral multiple of $50,000. Each Borrowing of Eurodollar Loans, SOFR Loans, Term CORRA Loans or Daily Compounded CORRA Loans advanced, continued or converted under a Credit shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $500,000. Without Administrative Agent’s consent, there shall not be more than ten (10) Borrowings of Eurodollar Loans, SOFR Loans and Term CORRA Loans outstanding hereunder at any one time.

Section 2.6    Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a)    Notice to Administrative Agent. Borrower shall give notice to Administrative Agent by no later than 10:00 a.m.: (i) at least three (3) Business Days before the date on which Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans (ii) at least three (3) Business Day before the date on which Borrower requests Lenders to advance a Borrowing of Term CORRA Loans or Daily Compounded CORRA Loans (which, for certainty, shall only be available following a Canadian Benchmark Transition Event in accordance with Section 3.8) and (iii) at least one (1) Business Day before the date Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.5, a portion thereof, as follows: (A) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into SOFR Loans or Base Rate Loans, as applicable, (B) if such Borrowing is of SOFR Loans, on any Business Day, Borrower may convert all or part of such Borrowing into Eurodollar Loans or Base Rate Loans, as applicable, for an Interest Period or Interest Periods specified by Borrower, (C) if such Borrowing is of Base Rate Loans, on any Business Day, Borrower may convert all or part of such Borrowing into SOFR Loans or Eurodollar Loans, as applicable, for an Interest Period or Interest Periods specified by Borrower, (D) if such Borrowing is of Canadian Prime Rate Loans, on any Business Day, Borrower may convert all or part of such Borrowing into Term CORRA Loans for an Interest Period or Interest Periods specified by Borrower or (E) if such Borrowing is of Term CORRA Loans, on the last day of the Interest Period applicable thereto, Borrower may continue part or all of such Borrowing as a Canadian Prime Rate Loans or convert part or all of such Borrowing into a Canadian Prime Rate Loan. Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans, SOFR Loans or CORRA Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans, Eurodollar Loans or CORRA Loans must be given by no later than 10:00 a.m. at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans or CORRA Loans, the Interest Period applicable thereto. Upon notice to Borrower by Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 8.1(j) or 8.1(k) with respect to Borrower, without notice), no Borrowing of Eurodollar Loans or CORRA Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists. Borrower agrees that Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if Administrative Agent has acted in reliance thereon.

(b)    Notice to the Lenders. Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from Borrower received pursuant to Section 2.6(a) above and the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c)         Borrower’s Failure to Notify. If Borrower fails to give notice pursuant to Section 2.6(a) above of the continuation or conversion of any outstanding principal amount of (i) a Borrowing of SOFR Loans prior to the last day of its then current Interest Period within the period required by Section 2.6(a) and such Borrowing is not prepaid in accordance with Section 2.9(a), such Borrowing shall automatically be converted to a Base Rate Loan, (ii) a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.6(a) and such Borrowing is not prepaid in accordance with Section 2.9(a), such Borrowing shall automatically be converted into a Borrowing of SOFR Loans, and (iii) and (iii) a Borrowing of Term CORRA Loans or Daily Compounded CORRA Loans before the last day of its then current Interest Period within the period required by Section 2.6(a) and such Borrowing is not prepaid in accordance with Section 2.9(a), such Borrowing shall automatically be converted into a Borrowing of Canadian Prime Rate Loans. In the event Borrower fails to give notice pursuant to Section 2.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified Administrative Agent by 12:00 noon on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans or Canadian Prime Rate Loans, as the case may be, under the Revolving Credit Commitment (or, at the option of the Swing Line Lender, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d)         Disbursement of Loans. Not later than 1:00 p.m. on the date of any requested advance of a new Borrowing, subject to Section 4, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of Administrative Agent in Milwaukee, Wisconsin (or at such other location as Administrative Agent shall designate). Administrative Agent shall make all such funds so received available to Borrower at Administrative Agent’s principal office in Milwaukee, Wisconsin (or at such other location as Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of Borrower’s Designated Disbursement Account or as Borrower and Administrative Agent may otherwise agree.

(e)         Administrative Agent Reliance on Lender Funding. Unless Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. on) the date on which such Lender is scheduled to make payment to Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, Administrative Agent may assume that such Lender has made such payment when due and Administrative Agent may (but shall not be required to) in reliance upon such assumption make available to Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to Administrative Agent, such Lender shall, on demand, pay to Administrative Agent the amount made available to Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to Borrower and ending on (but excluding) the date such Lender pays such amount to Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by Administrative Agent immediately upon demand, Borrower will, on demand, repay to Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 3.3 so that Borrower will have no liability under such Section with respect to such payment.

Section 2.7    Swing Loans.

(a)    Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may, in its discretion, make loans in U.S. Dollars to Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. Swing Loans may be availed of from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.

(b)    Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 360 days for the actual number of days elapsed) or (ii) the Swing Line Lender’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)    Requests for Swing Loans. Borrower shall give Administrative Agent prior notice (which may be written or oral) no later than 12:00 Noon on the date upon which Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and, if applicable, the Interest Period requested therefor. Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from Borrower. After receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate to Borrower at which the Swing Line Lender would be willing to make such Swing Loan available to Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swing Line Lender’s Quoted Rate”). Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If Borrower does not so immediately accept the Swing Line Lender’s Quoted Rate for the full amount requested by Borrower for such Swing Loan, the Swing Line Lender’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to Borrower shall be deposited or otherwise wire transferred to Borrower’s Designated Disbursement Account or as Borrower, Administrative Agent, and the Swing Line Lender may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by Administrative Agent or the Required Lenders).

(d)    Participations. Each time that a Swing Loan is made by the Swing Line Lender, the Swing Line Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swing Line Lender, a participation in such Swing Loan to the extent of its Revolver Percentage in such Swing Loan.

(e)    Repayment of Swing Loans. Each Swing Loan shall be paid in full by the Borrower on the date selected by the Administrative Agent. In addition, at any time that there shall exist a Defaulting Lender, immediately upon the request of the Swing Line Lender, the Borrower shall repay the outstanding Swing Line Loans in an amount sufficient to eliminate any Fronting Exposure in respect of such Swing Line Loans. Further, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Loan, require each Lender to fund the participation acquired by such Lender pursuant to Section 2.7(d) or require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Revolver Percentage of such Swing Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Loan. Not later than 12:00 noon on the date of any notice received pursuant to this Section 2.7(e), each Lender shall fund its participation or make available its required Revolving Loan, in each case in immediately available funds, at Administrative Agent’s office in Milwaukee, Wisconsin (or such other location designated by Administrative Agent). Revolving Loans made pursuant to this Section 2.7(e) shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into SOFR Loans in the manner provided in Section 2.6 and subject to the other conditions and limitations set forth in this Section 2. Unless a Lender shall have notified the Swing Line Lender, prior to the Swing Line Lender’s making any Swing Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.7(e) to repay Swing Loans or to fund the participation acquired pursuant to Section 2.7(d) shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Borrower, the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.7(e), interest shall accrue thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received and the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. On the Revolving Credit Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Loans.

(f)    Sweep to Loan Arrangement. So long as a Sweep to Loan Arrangement is in effect, and subject to the terms and conditions thereof, Swing Loans may be advanced and prepaid hereunder notwithstanding any notice, minimum amount, or funding and payment location requirements hereunder for any advance of Swing Loans or for any prepayment of any Swing Loans. The making of any such Swing Loans shall otherwise be subject to the other terms and conditions of this Agreement. All Swing Loans advanced or prepaid pursuant to such Sweep to Loan Arrangement shall be SOFR Loans; and, so long as a Sweep to Loan Arrangement is in effect, all Swing Loans (whether or not advanced pursuant to the Sweep to Loan Arrangement) shall be SOFR Loans. The Swing Line Lender shall have the right in its sole discretion to suspend or terminate the making and/or prepayment of Swing Loans pursuant to such Sweep to Loan Arrangement with notice to the Sweep Depositary and Borrower (which may be provided on a same-day basis), whether or not any Default or Event of Default exists. The Swing Line Lender shall not be liable to Borrower or any other Person for any losses directly or indirectly resulting from events beyond the Swing Line Lender’s reasonable control, including any interruption of communications or data processing services or legal restriction or for any special, indirect, consequential or punitive damages in connection with any Sweep to Loan Arrangement.

Section 2.8    Maturity of Loans.

(a)    Scheduled Payments of Term Loans. Borrower shall make principal payments on the Term Loans in installments on the last day of each March, June, September, and December in each year, commencing with the calendar quarter ending September 30, 2026, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

Column A Payment Date	Column B Scheduled Principal Payment on Term Loans
09/30/2026	$375,000
12/31/2026	$375,000
03/31/2027	$375,000
06/30/2027	$375,000
09/30/2027	$375,000
12/31/2027	$375,000
03/31/2028	$375,000
06/30/2028	$375,000
09/30/2028	$562,500
12/31/2028	$562,500
03/31/2029	$562,500
06/30/2029	$562,500
09/30/2029	$562,500
12/31/2029	$562,500
03/31/2030	$562,500
06/30/2030	$562,500
09/30/2030	$750,000
12/31/2030	$750,000
03/31/2031	$750,000

it being agreed that a final payment comprised of all principal and interest then outstanding on the Term Loans shall be due and payable on the Term Loan Maturity Date. Each such principal payment shall be applied to the Lenders holding the Term Loans pro rata based upon their Term Loan Percentages.

(b)    Revolving Loans. Each Revolving Loan, both for principal and interest then outstanding, shall mature and be due and payable by Borrower on the Revolving Credit Termination Date.

(c)    Swing Loans. Each Swing Loan, both for principal and interest not sooner paid, shall mature and be due and payable by Borrower on the Revolving Credit Termination Date.

Section 2.9    Prepayments.

(a)         Optional Prepayments. Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of SOFR Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.5 and 2.7 remains outstanding) any Borrowing of SOFR Loans at any time upon three (3) Business Days prior notice by Borrower to Administrative Agent or, in the case of a Borrowing of Base Rate Loans, upon one (1) Business Day prior notice delivered by Borrower to Administrative Agent (or, in any case, such shorter period of time then agreed to by Administrative Agent), such prepayment, in each case, to be made by the payment of the principal amount to be prepaid and, in the case of any SOFR Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 3.3. Any Loan bearing interest based on the Base Rate or the Canadian Prime Rate may be prepaid in whole or in part at any time without penalty on the same day in which Borrower provides Administrative Agent written notice of Borrower’s intent to prepay such Loan.

(b)          Mandatory Prepayments.

(i)    If Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then Borrower shall promptly notify Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by Borrower or such Subsidiary in respect thereof) and, promptly upon receipt by Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) so long as no Default or Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance with the relevant Collateral Documents, (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions during any fiscal year of Borrower not exceeding $250,000 in the aggregate so long as no Default or Event of Default then exists, and (z) in the case of any Disposition not covered by clause (y) above, so long as no Default or Event of Default then exists, if Borrower states in its notice of such event that Borrower or the relevant Subsidiary intends to reinvest, within 90 days of the applicable Disposition, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition, then Borrower shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar assets with such 90 day period; and provided further that, notwithstanding the foregoing, Net Cash Proceeds from the sale of the real property located at 1328 Racine Street, Racine, Wisconsin 53403 shall be applied first to outstanding Revolving Loans until paid in full and then to the Term Loan. Promptly after the end of such 90 day period, Borrower shall notify Administrative Agent whether Borrower or such Subsidiary has reinvested such Net Cash Proceeds in such similar assets, and, to the extent such Net Cash Proceeds have not been so reinvested, Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so reinvested. The amount of each such prepayment shall be applied first to the outstanding Term Loan until paid in full and then to the Revolving Credit. If Administrative Agent or the Required Lenders so request, all proceeds of such Disposition or Event of Loss shall be deposited with Administrative Agent (or its agent) and held by it in the Collateral Account. So long as no Default or Event of Default exists, Administrative Agent is authorized to disburse amounts representing such proceeds from the Collateral Account to or at Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

(ii)    If after the Closing Date Borrower or any Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise), other than (A) equity securities issued in connection with the exercise of employee stock options and (B) equity securities of Borrower issued to a seller of an Acquired Business in connection with a Permitted Acquisition, including any equity issued as consideration or to finance such Permitted Acquisition, and in any event only so long as such equity issuance occurs within a reasonable period of time (as determined by Administrative Agent in its commercially reasonable discretion) prior to or after the consummation of such Permitted Acquisition, Borrower shall promptly notify Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of Borrower or such Subsidiary in respect thereof. Promptly upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full and then to the Revolving Credit. Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 7.5) (Maintenance of Subsidiaries) or Section 8.1(i) (Change of Control) hereof or any other terms of the Loan Documents.

(iii)    If after the Closing Date Borrower or any Subsidiary shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 7.1, Borrower shall promptly notify Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of Borrower or such Subsidiary in respect thereof. Promptly upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full and then to the Revolving Credit. Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 7.1 or any other terms of the Loan Documents.

(iv)    If after the Closing Date Borrower or any Subsidiary shall issue any Subordinated Debt, Borrower shall promptly notify Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of Borrower or such Subsidiary in respect thereof. Promptly upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full and then to the Revolving Credit. Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 7.1 or any other terms of the Loan Documents.

(v)    Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 2.15, prepay the Revolving Loans, Swing Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(vi)    If at any time the Dollar Equivalent of the sum of the aggregate principal amount of the total Revolving Loans in any Foreign Currency exceeds the Foreign Currencies Loan Sublimit, Borrower shall immediately and without notice or demand pay over the amount of the excess to the Administrative Agent (for the benefit of the Lenders) as and for a mandatory prepayment on such Obligations, with each such prepayment to be applied to the Revolving Loans until paid in full or the Foreign Currencies Loan Sublimit is no longer exceeded.

(vii)    Unless Borrower otherwise directs, prepayments of Loans under this Section 2.9(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of SOFR Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.9(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or SOFR Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 3.3. Each prefunding of L/C Obligations shall be made in accordance with Section 8.4.

(c)    Any amount of Revolving Loans and Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. No amount of the Term Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans in the inverse order of maturity.

Section 2.10    Default Rate.

Notwithstanding anything to the contrary contained herein, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 11.11 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (a) all Loans accrue interest at a rate per annum equal to the applicable Default Rate and (b) to the fullest extent permitted by law, the outstanding amount of all interest, fees and other Obligations accrue interest at a rate per annum equal to the applicable Default Rate.

Section 2.11    Evidence of Indebtedness.

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)    Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by Administrative Agent hereunder from Borrower and each Lender’s share thereof.

(c)    The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Obligations in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(d)    Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Term Loan and referred to herein as a “Term Note”), Exhibit D-2 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), or Exhibit D-3 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Term Notes, Revolving Notes, and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant Term Loan, Commitment, or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 11.10) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 11.10, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.12    Fees.

(a)     Revolving Credit Commitment Fee. Borrower shall pay to Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee (the “Commitment Fee”) at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)    Agency Fee. Borrower shall pay to the Administrative Agent, for its own account and for distribution to the Lenders, an annual agency fee in the amount of $10,000 (the “Agency Fee”), payable in advance on the Closing Date and on each anniversary thereof. The Administrative Agent shall promptly distribute the Agency Fee to the Lenders pro rata in accordance with their respective Commitments in effect on the date such fee is due (or, after the termination of the Commitments, in accordance with the sum of their respective total outstanding Loans and interests in Letters of Credit). The Agency Fee shall be fully earned when due and nonrefundable.

(c)    Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.3 hereof, Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, Borrower shall pay to Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee (the “L/C Fee”) at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other fees and charges for each Letter of Credit as established by the L/C Issuer from time to time.

(d)    Closing Fee. On the Closing Date, Borrower shall pay to Administrative Agent a non-refundable closing fee equal to $134,062.50, consisting of (i) 0.200% of the upsized portions of the Commitments (i.e., the additional $10,000,000 for the Revolving Commitment and the additional $18,750,000 for the Term Loan Commitment), and (ii) 0.125% of the existing portions of the Commitments under the Existing Credit Agreement (i.e., $50,000,000 for the Revolving Commitment and $11,250,000 for the Term Loan Commitment), which closing fee will be paid to each Lender as follows: (1) $84,062.50 to Bank of Montreal (i.e., 0.125% multiplied by $61,250,000 for all existing Loans, plus 0.200% multiplied by $3,750,000 for the new Loans funded by it hereunder on the Closing Date), and (2) $50,000 to JP Morgan Chase Bank, N.A. (i.e., 0.200% multiplied by $25,000,000 for the new Loans funded by it hereunder on the Closing Date).

(e)    Audit Fees. Borrower shall pay to Administrative Agent for its own use and benefit charges for audits of the Collateral performed by Administrative Agent or its agents or representatives in such amounts as Administrative Agent may from time to time request (Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, that in the absence of any Default and Event of Default, Borrower shall not be required to pay Administrative Agent for more than one (1) such audit per calendar year.

Section 2.13    Place and Application of Payments.

(a)    All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by Borrower under this Agreement and the other Loan Documents, shall be made by Borrower to Administrative Agent by no later than 12:00 Noon on the due date thereof at the office of Administrative Agent in Milwaukee, Wisconsin (or such other location as Administrative Agent may designate to Borrower), for the benefit of the Lender(s) or L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars or Euros, as applicable, in immediately available funds at the place of payment, in each case without set off or counterclaim. Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders, and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

(b)    Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders, the Swing Line Lender or the L/C Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may (but shall not be required to) in reliance upon such assumption, distribute to the applicable Lenders, the Swing Line Lender or the L/C Issuer, as the case may be, the amount due. With respect to any payment that Administrative Agent makes to any Lender, Swing Line Lender, L/C Issuer or other Secured Party as to which Administrative Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) Borrower has not in fact made the corresponding payment to Administrative Agent; (2) Administrative Agent has made a payment in excess of the amount(s) received by it from Borrower either individually or in the aggregate (whether or not then owed); or (3) Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Secured Parties severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Secured Party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)    Anything contained herein to the contrary notwithstanding (including Section 2.9(b)), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to Administrative Agent and distributed as follows:

(i)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 11.13 and amounts described in Section 2.12(d)) payable to the Administrative Agent in its capacity as such;

(ii)    second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, unpaid Reimbursement Obligations, interest and L/C Fees) payable to the Lenders and the L/C Issuer (including fees and disbursements and other charges of counsel payable under Section 11.13) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(iii)    third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and charges and interest on the Loans and unpaid Reimbursement Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause (c) payable to them;

(iv)    fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans, unpaid Reimbursement Obligations and any then-owing Hedging Liability or Funds Transfer and Deposit Account Liability and (B) to Cash Collateralize that portion of L/C Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.3 or 2.18, ratably among the Lenders, Lender Affiliates and the L/C Issuer in proportion to the respective amounts described in this clause (d) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the account of the L/C Issuer to Cash Collateralize such L/C Obligations, (y) subject to Section 2.3(a) or 2.18, amounts used to Cash Collateralize the aggregate amount of Letters of Credit pursuant to this clause (d) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of Cash Collateral shall be distributed in accordance with this clause (d);

(v)    fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the L/C Issuer based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)    finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Section 2.14    Account Debit.

Borrower hereby irrevocably authorizes Administrative Agent to charge any of Borrower’s deposit accounts maintained with Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that Borrower acknowledges and agrees that Administrative Agent shall not be under an obligation to do so and Administrative Agent shall not incur any liability to Borrower or any other Person for Administrative Agent’s failure to do so.

Section 2.15    Commitment Terminations.

(a)    Optional Revolving Credit Terminations. Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to Administrative Agent (or such shorter period of time agreed to by Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit or the Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, by a like amount. Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(b)    Mandatory Revolving Credit Termination. If at any time Net Cash Proceeds or other amounts remain after the prepayment of the Term Loans in full pursuant to Section 2.9(b)(i), (ii), (iii), or (iv), the Revolving Credit Commitments shall ratably terminate by an amount equal to 100% of such excess.

(c)    Any termination of the Commitments pursuant to this Section 2.15 may not be reinstated.

Section 2.16    Substitution of Lenders.

In the event (a) Borrower receives a claim from any Lender for compensation under Section 3.6 or 3.1, (b) Borrower receives notice from any Lender of any illegality pursuant to Section 3.4, (c) any Lender is then a Defaulting Lender or a Non-Consenting Lender (any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), Borrower may, in addition to any other rights Borrower may have hereunder or under applicable Law, require, at its expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by Borrower, provided that (i) such assignment shall not conflict with or violate any Laws, (ii) the Affected Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.3) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 11.10 (provided any assignment fees and reimbursable expenses due thereunder shall be paid by Borrower), (iv) in the case of any such assignment resulting from a claim for compensation under Section 3.6 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter and (iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Section 2.17    Defaulting Lenders.

(a)       Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.11.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.14 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.18; fourth, (A) as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.18; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto

(iii)       Commitment and L/C Fees.   No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive a Commitment Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Loans funded by it, and (2) its Revolver Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.18.

(C)    Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolver Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.18.

(D)    With respect to any Commitment Fee or L/C Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolver Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate principal amount of Revolving Loans, participations in Swing Loans and participations in Reimbursement Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.27, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.18.

(b)        Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the L/C Issuer shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto

Section 2.18    Cash Collateral.

(a)    Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(d)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(e)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 2.17 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(f)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.17 the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 3.    TAXES; CHANGE IN CIRCUMSTANCES.

Section 3.1    Withholding Taxes.

(a)    Payments Free of Withholding. Except as otherwise required by law and subject to Section 3.1(b), each payment by Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which Borrower or such Guarantor is domiciled, any jurisdiction from which Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, the L/C Issuer, and Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender, L/C Issuer, or Administrative Agent (as the case may be) would have received had such withholding not been made. If Administrative Agent, the L/C Issuer, or any Lender pays any amount in respect of any such taxes, penalties or interest, Borrower or such Guarantor shall reimburse Administrative Agent, the L/C Issuer or such Lender for that payment on demand in the currency in which such payment was made. If Borrower or such Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender, the L/C Issuer or Administrative Agent on whose account such withholding was made (with a copy to Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b)    U.S. Withholding Tax Exemptions. Each Lender or L/C Issuer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to Borrower and Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender or L/C Issuer hereunder, two duly completed and signed copies of (i) either Form W 8 BEN (relating to such Lender or L/C Issuer and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) or Form W 8 ECI (relating to all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W 8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower and is not a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender and L/C Issuer shall submit to Borrower and Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by Borrower in a written notice, directly or through Administrative Agent, to such Lender or L/C Issuer and (ii) required under then current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of Borrower or Administrative Agent, each Lender and L/C Issuer that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to Borrower and Administrative Agent a certificate to the effect that it is such a United States person.

(c)    Inability of Lender to Submit Forms. If any Lender or L/C Issuer determines, as a result of any change in applicable Law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to Borrower or Administrative Agent any form or certificate that such Lender or L/C Issuer is obligated to submit pursuant to subsection (b) of this Section 3.1 or that such Lender or L/C Issuer is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or L/C Issuer shall promptly notify Borrower and Administrative Agent of such fact and the Lender or L/C Issuer shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 3.2    Documentary Taxes.

Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 3.3    Funding Indemnity.

Notwithstanding anything to the contrary contained anywhere else in this Agreement, Borrower acknowledges that advances made by Lenders by way of Term CORRA Loans, Daily Compounded CORRA Loans, SOFR Loans or Eurodollar Loans may not be repaid prior to the end of the Interest Period applicable thereto. If any such Loan is repaid or converted prior to the end of the Interest Period applicable thereto (whether as a result of acceleration or otherwise) and any Lender shall incur any loss, cost or expense (including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan, Term CORRA Loan, Daily Compounded CORRA Loan, SOFR Loan, Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a)    any payment, prepayment or conversion of a SOFR Loan, Term CORRA Loan, Daily Compounded CORRA Loan, Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,

(b)    any failure (because of a failure to meet the conditions of Section 4 or otherwise) by Borrower to borrow or continue a SOFR Loan, Eurodollar Loan or Swing Loan, or to convert a Eurodollar Loan or Base Rate Loan, as applicable, into a SOFR Loan or Swing Loan on the date specified in a notice given pursuant to Section 2.6(a) or 2.7,

(c)    any failure by Borrower to make any payment of principal on any SOFR Loan, Term CORRA Loan, Daily Compounded CORRA Loan, Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d)    any acceleration of the maturity of a SOFR Loan, Term CORRA Loan, Daily Compounded CORRA Loan, Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to Borrower, with a copy to Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive and binding on Borrower absent manifest error.

Section 3.4    Change in Law, Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Term SOFR, Term SOFR, EURIBO, CORRA, the Term CORRA Reference Rate, Adjusted Term CORRA, Term CORRA or Daily Compounded CORRA, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Term SOFR, Term SOFR, EURIBO, the Term CORRA Reference Rate, Adjusted Term CORRA, Term CORRA or Daily Compounded CORRA then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an "Illegality Notice"), any obligation of the Lenders to make SOFR Loans, and any right of any Borrower to continue SOFR Loans or Eurodollar Loans, as applicable, or to convert such Loans, shall be suspended. Upon receipt of an Illegality Notice, Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of "Base Rate"), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.3. Any obligation of Lenders to make Daily Compounded CORRA Loans or Term CORRA Loans, and any right of any Borrower to continue Daily Compounded CORRA Loans or Term CORRA Loans or to convert Canadian Prime Rate Loans to Daily Compounded CORRA Loans or Term CORRA Loans, shall be suspended, and the interest rate on which Canadian Prime Rate Loans shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to clause (ii) of the definition of "Canadian Prime Rate", in each case until Administrative Agent notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, Borrower shall, if necessary to avoid such illegality, upon demand from any Lender, prepay or, if applicable, convert all Daily Compounded CORRA Loans or Term CORRA Loans to Canadian Prime Rate Loans (the interest rate on which Canadian Prime Rate Loans shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to clause (ii) of the definition of "Canadian Prime Rate"), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Daily Compounded CORRA Loans or Term CORRA Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Daily Compounded CORRA Loans or Term CORRA Loans to such day. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.3.

Section 3.5    Inability to Determine Rates.

Subject to Section 3.9, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)         the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR”, “Adjusted Term CORRA” or “Daily Compounded CORRA”, as applicable, cannot be determined pursuant to the definition thereof, or

(b)         the Required Lenders determine that for any reason in connection with any request for a SOFR Loan, a Term CORRA Loan, a Daily Compounded CORRA or a conversion thereto or a continuation thereof that Term SOFR, Adjusted Term CORRA, or Daily Compounded CORRA for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent,

(c)         a Benchmark Transition Event or Canadian Benchmark Transition Event has occurred and a Benchmark Replacement or Canadian Benchmark Replacement, as applicable, has not yet been chosen and implemented by Administrative Agent in accordance with Section 3.8 or Section 3.9, then the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to Borrower, any obligation of the Lenders to make SOFR Loans, Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, and any right of Borrower to continue SOFR Loans, Term CORRA Loans or Daily Compounded CORRA Loans or to convert Prime Rate Loans to Term CORRA Loans or Daily Compounded CORRA Loans shall be suspended (to the extent of the affected SOFR Loans, Term CORRA Loans, Daily Compounded CORRA Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) (x) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans, Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, (to the extent of the affected SOFR Loans, Term CORRA Loans, Daily Compounded CORRA Loans or affected Interest Periods) (y) in respect of Term CORRA Loans, Borrower may elect to convert any such request into a request for a Borrowing of or conversion to Daily Compounded CORRA Loans; or, failing such revocation or election, (z) Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Canadian Prime Rate Loans, in the amount specified therein and (ii) (x) in respect of Term CORRA Loans, Borrower may elect to convert any outstanding affected Term CORRA Loans at the end of the applicable Interest Period, into Daily Compounded CORRA Loans, and (y) otherwise, or failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Canadian Prime Rate Loans, in the amount specified therein and (iii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately or, in the case of SOFR Loans, at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amounts so converted, together with any additional amounts required pursuant to Section 3.3.

Section 3.6    Increased Cost and Reduced Return.

(a)          If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D)), special deposit. compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office) or the L/C Issuer;

(ii)    subject any Lender (or its Lending Office) or the L/C Issuer to any tax, duty or other charge with respect to its SOFR Loans, Term CORRA Loans, Daily Compounded CORRA Loans, Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make SOFR Loans, Term CORRA Loans, Daily Compounded CORRA Loans, or Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) or the L/C Issuer of the principal of or interest on its SOFR Loans, Daily Compounded CORRA Loans, Term CORRA Loans, Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its SOFR Loans, Daily Compounded Loans, Term CORRA Loans, Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make SOFR Loans or Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office or the L/C Issuer imposed by the jurisdiction in which such Lender’s or the L/C Issuer’s principal executive office or Lending Office is located); or

(iii)    impose on any Lender or the L/C Issuer any other condition, cost or expense affecting this Agreement or SOFR Loans, Term CORRA Loans, Daily Compounded CORRA Loans, or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any SOFR Loan, Term CORRA Loans, Daily Compounded CORRA Loans, or Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or L/C Issuer to be material, then, within 15 days after demand by such Lender or L/C Issuer (with a copy to Administrative Agent), Borrower shall be obligated to pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction.

(b)         If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c)         A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 3.7    Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to Borrower and Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its SOFR Loans or Eurodollar Loans, as applicable, to reduce any liability of Borrower to such Lender under Section 3.6 or to avoid the unavailability of SOFR Loans under Section 3.5, so long as such designation is not otherwise disadvantageous to the Lender.

Section 3.8    Effect of Benchmark Transition Event (CORRA). Notwithstanding anything to the contrary in this Agreement or in any other Loan Document:

(a)    Canadian Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Canadian Benchmark Transition Event and its related Canadian Benchmark Replacement Date have occurred prior any setting of the then-current Canadian Benchmark, then (x) if a Canadian Benchmark Replacement is determined in accordance with clause (a) of the definition of "Canadian Benchmark Replacement" for such Canadian Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of such Canadian Benchmark setting and subsequent Canadian Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Canadian Benchmark Replacement is determined in accordance with clause (b) of the definition of "Canadian Benchmark Replacement" for such Canadian Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any Canadian Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date that notice of such Canadian Benchmark Replacement is provided to Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Canadian Benchmark Replacement is Daily Compounded CORRA, all interest payments will be payable on the last day of each Interest Period.

(b)    Canadian Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Canadian Benchmark Replacement, Administrative Agent will have the right to make Canadian Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Canadian Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)    Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and Lenders of (i) the implementation of any Canadian Benchmark Replacement and (ii) the effectiveness of any Canadian Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Canadian Benchmark Replacement. Administrative Agent will notify Borrower and Lenders of (x) the removal or reinstatement of any tenor of a Canadian Benchmark pursuant to Section 3.8(d) and (y) the commencement of any Canadian Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent pursuant to this Section 3.8(d) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8(d).

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Canadian Benchmark Replacement), (i) if the then-current Canadian Benchmark is a term rate (including Adjusted Term CORRA) and either (A) any tenor for such Canadian Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Canadian Benchmark has provided a public statement or publication of information announcing that any tenor for such Canadian Benchmark is not or will not be representative, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Canadian Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Canadian Benchmark (including a Canadian Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Canadian Benchmark (including a Canadian Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Canadian Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon Borrower’ receipt of notice of the commencement of a Canadian Benchmark Unavailability Period, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Loans which are of the type of that have a rate of interest determined by reference to the then-current Canadian Benchmark, to be made, converted or continued during any Canadian Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of, conversion to or continuation of, (i) for a Canadian Benchmark Unavailability Period in respect of Term CORRA, Daily Compounded CORRA Loan, and (ii) for a Canadian Benchmark Unavailability Period in respect of a Canadian Benchmark other than Term CORRA, Canadian Prime Rate Loans.

Section 3.9    Effect of Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document: Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis. For the avoidance of doubt, no swap contract shall be deemed to be a “Loan Document” for purposes of this Section 3.9. Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)    Notice; Standards for Decisions and Determinations. The Administrative Agent will notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.9(d) and any commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.9, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.9.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not or is no longer subject to an announcement that is or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

SECTION 4.    CONDITIONS PRECEDENT.

Section 4.1    Initial Credit Event. The obligation of each Lender and the L/C Issuer to participate in the initial Credit Event hereunder is subject to satisfaction or waiver by the applicable party of the following conditions precedent:

(a)        Administrative Agent shall have received each of the following, in each case (i) duly executed by all applicable parties, (ii) dated a date satisfactory to Administrative Agent, and (iii) in form and substance satisfactory to Administrative Agent:

(i)        this Agreement;

(ii)       if requested by any Lender, Notes in compliance with the provisions of Section 2.11;

(iii)    the Collateral Documents, together with (A) UCC and / or PPSA financing statements to be filed against Borrower and each Subsidiary, as debtor, in favor of Administrative Agent, as secured party, and (B) patent, trademark, copyright, industrial design or other intellectual property Collateral Documents, to the extent requested by Administrative Agent;

(iv)     evidence of insurance required to be maintained under the Loan Documents;

(v)    copies of Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents), shareholders’ agreements and any amendments thereto and, if applicable, certified in each instance by its Secretary or Assistant Secretary;

(vi)   copies of resolutions of Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(vii)    copies of the certificates of good standing, status or equivalent for Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state or equivalent Governmental Authority from their jurisdiction of incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(viii)   the initial fees called for by Section 2.12;

(ix)    such evaluations and certifications as Administrative Agent may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of Borrower and its Subsidiaries, and the lack of material contingent liabilities of Borrower and its Subsidiaries;

(x)    financing statement, tax, and judgment lien search results against the Property of Borrower and each Subsidiary evidencing the absence of Liens on its Property except as permitted by Section 7.2;

(xi)    the favorable written opinion of counsel to Borrower; and

(xii)   such other agreements, instruments, documents, certificates, and opinions as Administrative Agent may reasonably request.

(b)        The capital and organizational structure of Borrower and its Subsidiaries shall be satisfactory to Administrative Agent, the Lenders, and the L/C Issuer.

(c)       Administrative Agent shall have received the initial fees called for by the Loan Documents, together with all other fees, costs and expenses required to be paid by Borrower at or before closing.

(d)         Administrative Agent and its counsel shall have completed all legal, tax and regulatory due diligence, including without limitation all documentation required by bank regulatory authorities under applicable Anti-Corruption Laws and Anti-Money Laundering Laws, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

Section 4.2    All Credit Events. The obligation of each Lender and the L/C Issuer to participate in any Credit Event (including any initial Credit Event) hereunder is subject to the following conditions precedent:

(a)    each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all respects (or in all material respect if such representation or warranty is not by its terms already qualified as to materiality) as of said time, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be and remain true and correct in all respects (or in all material respect if such representation or warranty is not by its terms already qualified as to materiality) as of such earlier date;

(b)    no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event; and

(c)    in the case of a Borrowing, Administrative Agent shall have received the notice required by Section 2.6, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.12, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.12.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section; provided, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders with Revolving Credit Commitments, notwithstanding the failure of Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

SECTION 5.    REPRESENTATIONS AND WARRANTIES.

Borrower and each other Loan Party represents and warrants to Administrative Agent, the Lenders, and the L/C Issuer as follows:

Section 5.1    Organization and Qualification. Borrower is (a) duly organized, validly existing, and in active status as a corporation under the laws of the State of Wisconsin, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so could not be reasonably expected to have a Material Adverse Effect.

Section 5.2    Subsidiaries. Each other Loan Party (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and non-assessable and all such shares and other equity interests indicated on Schedule 5.2 as owned by Borrower or another Subsidiary are owned, beneficially and of record, by Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of Administrative Agent pursuant to the Collateral Documents. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 5.3    Authority and Validity of Obligations. Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to Administrative Agent the Liens described in the Collateral Documents executed by Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each other Loan Party has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, to grant to Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by Borrower and the other Loan Parties have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of Borrower and such Loan Parties enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally (including, without limitation, Canadian Insolvency Legislation) and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by Borrower or any other Loan Party of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any other Loan Party or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and bylaws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of Borrower or any other Loan Party, (b) conflict with, contravene or constitute a default under any material indenture or agreement of or affecting Borrower or any other Loan Party or any of their Property, or (c) result in the creation or imposition of any Lien on any Property of Borrower or any other Loan Party other than the Liens granted in favor of Administrative Agent pursuant to the Collateral Documents.

Section 5.4    Use of Proceeds; Margin Stock. Borrower shall use the proceeds of the Term Loans to refinance certain loans under the Existing Credit Agreement; and Borrower shall use the proceeds of the Revolving Credit for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable Laws. Neither Borrower nor any Subsidiary is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the FRB), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.5    Financial Reports. The consolidated balance sheet of Borrower and its Subsidiaries as at June 30, 2025, and the related consolidated statements of income, retained earnings and cash flows of Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of RSM US LLP, independent public accountants, and the unaudited interim consolidated balance sheet of Borrower and its Subsidiaries as at March 27, 2026, and the related consolidated statements of income, retained earnings and cash flows of Borrower and its Subsidiaries for the 9 months then ended, heretofore furnished to Administrative Agent and the Lenders, fairly present the consolidated financial condition of Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.5.

Section 5.6    No Material Adverse Change. Since March 27, 2026, there has been no change in the condition (financial or otherwise) or business prospects of Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.7    Full Disclosure. The statements and information furnished to Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, Administrative Agent and the Lenders acknowledging that as to any projections furnished to Administrative Agent and the Lenders, Borrower only represents that the same were prepared on the basis of information and estimates Borrower believed to be reasonable. The information included in the Beneficial Ownership Certification, as updated in accordance with Section 6.9(b), is true and correct in all respects.

Section 5.8    Intellectual Property, Franchises, and Licenses. Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, industrial designs, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright, industrial design or other proprietary right of any other Person.

Section 5.9    Governmental Authority and Licensing. Borrower and its Subsidiaries have received all licenses, permits, and approvals of all Governmental Authorities, if any, necessary to conduct their businesses, in each case, except where the failure to obtain or maintain the same could not reasonably be expected to have a Material Adverse Effect. No investigation or proceeding is pending or, to the knowledge of Borrower, threatened, before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

Section 5.10    Good Title. Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of Borrower and its Subsidiaries furnished to Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.2.

Section 5.11    Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of Borrower threatened, against Borrower or any Guarantor or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.12    Taxes. All tax returns required to be filed by Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 5.13    Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.14    Affiliate Transactions. Neither Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than any such contracts or agreements with Wholly owned Subsidiaries) on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.15    Investment Company. Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.16    ERISA; Plan Assets; Prohibited Transactions; Canadian Pension Plan Matters.

(a)    Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

(b)     No Loan Party is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code, and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. No Loan Party is subject to any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

(c)    The Guarantor does not sponsor, contribute to or administer any Canadian Defined Benefit Pension Plans. Except as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (i) all obligations of the Guarantor (including fiduciary, contribution, funding, investment and administration obligations) required to be performed in connection with any Canadian Pension Plan and any funding agreements therefor under the terms thereof and applicable statutory and regulatory requirements, have been performed in a timely and proper fashion, and (ii) there have been no improper withdrawals or applications of the assets of any Canadian Pension Plan. There are no outstanding material disputes concerning the assets or liabilities of any Canadian Pension Plan.

Section 5.17    Compliance with Laws.

(a)    Borrower and its Subsidiaries are in compliance with the requirements of all federal, state, provincial, territorial and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such noncompliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)    Without limiting the representations and warranties set forth in Section 5.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect and, except as set forth on Schedule 5.17(b), Borrower represents and warrants that: (i) Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) Borrower and its Subsidiaries have not, and Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Premises contain and have contained any: (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

Section 5.18    Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws and Outbound Investment Compliance.

(a)    None of the Loan Parties, any of their Subsidiaries, any director, officer or employee of any Loan Party or any of their Subsidiaries, nor, to the knowledge of Borrower, any agent or representative of any Loan Party or any of their Subsidiaries, is a Sanctioned Person or currently the subject or target of any Sanctions.

(b)    The Loan Parties, each of their Subsidiaries, each of the Loan Parties’ and their Subsidiaries’ respective directors, officers and employees, and, to the knowledge of Borrower, each of the Loan Parties’ and their Subsidiaries’ respective agents and representatives, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(c)    The Loan Parties and their Subsidiaries have instituted and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties, their Subsidiaries, and the Loan Parties’ and their Subsidiaries’ respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(d)    Neither any Loan Party nor any of its Subsidiaries has made, and neither Loan Party nor any of its Subsidiaries is a party to any commitment to make, any investment, transaction or other arrangement that violates any applicable outbound investment restrictions, prohibitions, notification requirements or related regulations administered or enforced by the United States Department of the Treasury or any other Governmental Authority having jurisdiction. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable outbound investment laws and regulations.

Section 5.19    Other Agreements. Neither Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 5.20    Solvency. Borrower and each of its Subsidiaries, individually and taken in the aggregate, are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 5.21    No Default. No Default or Event of Default has occurred and is continuing.

Section 5.22    No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; and Borrower hereby agrees to indemnify Administrative Agent and the Lenders against, and agrees that it will hold Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 5.23     EEA Financial Institution. No Loan Party, nor any of their respective Subsidiaries, is an EEA Financial Institution.

SECTION 6.    AFFIRMATIVE COVENANTS.

Until such time as Payment in Full has occurred, the Borrower and each Loan Party covenants and agrees that:

Section 6.1    Maintenance of Business. Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 7.4(c). Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, industrial designs and other proprietary rights necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.2    Maintenance of Properties. Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

Section 6.3    Taxes and Assessments. Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 6.4    Insurance. Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties, but in no event at any time in an amount less than the replacement value of the Collateral; and Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including business interruption, employers’ and public liability risks) with good and responsible insurance companies, in such amounts and on such terms as Administrative Agent shall reasonably request, but in any event as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Borrower shall in any event maintain, and cause each Subsidiary to maintain, insurance on the Collateral to the extent required by the Collateral Documents. All such policies of insurance shall contain satisfactory lender's loss payable endorsements, naming Administrative Agent as a loss payee, first mortgagee assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Administrative Agent. Borrower shall, upon the request of Administrative Agent, furnish to Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 6.5    Financial Reports. Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to Administrative Agent, each Lender, the L/C Issuer and each of their duly authorized representatives such information respecting the business and financial condition of Borrower and each Subsidiary as Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to Administrative Agent, the Lenders, and L/C Issuer :

(a)    as soon as available after the last day of each of the first three (3) fiscal quarters of each fiscal year of Borrower, and in any event no later than five (5) days after the date required to be filed with the Securities and Exchange Commission or any successor agency (after giving effect to any extensions thereof in accordance with applicable law), a copy of the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year end audit adjustments) and certified to by its chief financial officer or another officer of Borrower acceptable to Administrative Agent;

(b)    as soon as available after the last day of each fiscal year of Borrower, and in any event no later than ten (10) days after the date required to be filed with the Securities and Exchange Commission or any successor agency (after giving effect to any extensions thereof in accordance with applicable law), a copy of the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by Borrower and reasonably satisfactory to Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c)    within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(d)    promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(e)    promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10 K, Form 10 Q and Form 8 K reports) filed by Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(f)    promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of Borrower or any Subsidiary or of notice of any material noncompliance with any applicable Law, regulation or guideline relating to Borrower or any Subsidiary, or its business;

(g)    as soon as available, and in any event no later than thirty (30) days after to the end of each fiscal year of Borrower, a copy of Borrower’s consolidated and consolidating business plan for the following fiscal year, such business plan to show Borrower’s projected consolidated and consolidating revenues, expenses and balance sheet on a quarter by quarter/month by month basis, such business plan to be in reasonable detail prepared by Borrower and in form satisfactory to Administrative Agent and the Required Lenders (which shall include a summary of all assumptions made in preparing such business plan);

(h)    promptly after knowledge thereof shall have come to the attention of any responsible officer of Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder; and

(i)    with each of the financial statements delivered pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit E signed by the chief financial officer of Borrower or another officer of Borrower acceptable to Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting the financial covenants set forth in Section 7.13 hereof.

Section 6.6    Inspection. Borrower shall, and shall cause each Subsidiary to, permit Administrative Agent, each Lender, the L/C Issuer, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision Borrower hereby authorizes such accountants to discuss with Administrative Agent, such Lenders, and L/C Issuer the finances and affairs of Borrower and its Subsidiaries) at such reasonable times and intervals as Administrative Agent or any such Lender or L/C Issuer may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrower; provided, that in the absence of any Default and Event of Default, Administrative Agent shall not perform, or cause to be performed, more than one (1) such exam per calendar year.

Section 6.7    ERISA and Canadian Pension Plan Matters.

(a)    Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Borrower shall, and shall cause each Subsidiary to, promptly notify Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of Borrower or any Subsidiary with respect to any post retirement Welfare Plan benefit.

(b)    Each Loan Party shall promptly pay and discharge all obligations and liabilities arising in respect of each Canadian Pension Plan of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property, save and except statutory deemed trusts or similar Liens in respect of contributions required to be made, or withheld and remitted, by a Loan Party to a Canadian Pension Plan that are (i) not yet due; or (ii) overdue but immaterial and the result of an inadvertent error, provided that such contributions are remitted no later than thirty (30) days after the Loan Party becomes aware of such error. Each Loan Party shall also promptly notify Administrative Agent of any of the following that would result, or that could reasonably be expected to result, in a material wind-up funding deficiency or withdrawal liability: (A) the termination of any Canadian Defined Benefit Pension Plan, (B) receipt of any notice from a Governmental Authority of its intention to seek termination of any Canadian Defined Benefit Pension Plan or appointment of a trustee therefor, (C) its intention to terminate or withdraw from any Canadian Defined Benefit Pension Plan, and (D) the occurrence of any event with respect to any Canadian Defined Benefit Pension Plan in the incurrence by a Loan Party of any material liability, fine or penalty.

Section 6.8    Compliance with Laws.

(a)    Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non- compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b)    Without limiting the agreements set forth in Section 6.8(a) above, Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within ten (10) Business Days notify Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any Governmental Authority as set forth in a deed or other instrument affecting Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to Administrative Agent any reasonably requested environmental record concerning the Premises which Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.

Section 6.9    Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(a)    Borrower shall at all times comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to Borrower and shall cause each other Loan Party and each of its and their respective Subsidiaries to comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to such Persons.

(b)    Borrower shall provide Administrative Agent, the L/C Issuer, and the Lenders (i) any information regarding Borrower, each other Loan Party, and each of their respective owners, Affiliates, and Subsidiaries necessary for Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; subject however, in the case of Affiliates, to Borrower’s ability to provide information applicable to them and (ii) without limiting the foregoing, notification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

(c)    Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Loan Parties, their Subsidiaries, and the Loan Parties’ and their Subsidiaries’ respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti Money-Laundering Laws and Sanctions.

Section 6.10    Formation of Subsidiaries. Promptly upon the formation or acquisition of any Domestic Subsidiary, Borrower shall provide Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 6.12 (at which time Schedule 5.2 shall be deemed amended to include reference to such Subsidiary). Without limiting the restriction on Divisions in Section 7.4, if any Loan Party consummates a Division (with or without the prior consent of Administrative Agent), Borrower shall provide Administrative Agent and the Lenders notice thereof and with respect to each Division Successor shall be required to timely comply with the requirements of Section 6.12 (at which time Schedule 5.2 shall be deemed amended to include reference to such Division Successor). Except for Foreign Subsidiaries existing on the Closing Date and identified on Schedule 5.2 and other Foreign Subsidiaries formed or acquired in connection with a transaction otherwise permitted under Section 7.3, Borrower shall not, nor shall it permit any Subsidiary to, form or acquire any Foreign Subsidiary.

Section 6.11    Use of Proceeds. Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 5.4.

Section 6.12    Guaranties and Collateral.

(a)    Guaranties. The Borrower agrees to cause the payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability to at all times be guaranteed by each direct and indirect Domestic Subsidiary of Borrower (and the payment and performance of any Guarantor’s Hedging Liability and Funds Transfer and Deposit Account Liability to at all times be guaranteed by Borrower) pursuant to Section 10 or pursuant to one or more guaranty agreements in form and substance acceptable to Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties” and the Borrower and each other Person executing and delivering this Agreement (including any Person hereafter executing and delivering an Additional Guarantor Supplement in the form called for by Section 10) or a separate Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).

(b)    Collateral. The Borrower agrees to cause the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability to be secured by valid, perfected, and enforceable Liens on all right, title, and interest of Borrower and each Guarantor in all of their accounts, chattel paper, instruments, documents, general intangibles, letter of credit rights, supporting obligations, deposit accounts, investment property, inventory, equipment, fixtures, commercial tort claims and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, that, unless otherwise required by Administrative Agent or the Required Lenders during the existence of any Event of Default, Liens on the Voting Stock of a Foreign Subsidiary, which, if granted, would cause a material adverse effect on Borrower’s federal income tax liability, shall be limited to 66% of the total outstanding Voting Stock of such Foreign Subsidiary. Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to Administrative Agent for the benefit of the holders of the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability and shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the preceding sentence and to Liens permitted by Section 7.2, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to Administrative Agent.

(c)    Intentionally omitted.

(d)    Further Assurances. Borrower agrees that it shall, and shall cause each Person that is, or is required to be, a Guarantor hereunder to, from time to time at the request of Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event Borrower or any Guarantor forms or acquires any other Subsidiary after the date hereof, except as otherwise provided in Sections 6.12(a) and 6.12(b) above, Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as Administrative Agent may then require, and Borrower shall also deliver to Administrative Agent, or cause such Subsidiary to deliver to Administrative Agent, at Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by Administrative Agent in connection therewith.

Section 6.13    Post-Closing Covenants.

(a)    Within forty-five (45) days following the Closing Date (or such later date as may be agreed by the Administrative Agent in its sole discretion), the Loan Parties shall deliver to the Administrative Agent, fully executed copies of the Negative Pledge Agreement and the Agreement as to Liens and Encumbrances, in each case in form and substance acceptable to the Administrative Agent; and

(b)    Within sixty (60) days following the Closing Date (or such later date as may be agreed by Administrative Agent in its sole discretion), the Loan Parties shall deliver all (A) original stock certificates or other similar instruments or securities representing all of the issued and outstanding equity interests in the following Subsidiaries: (i) Twin Disc International, S.R.L., (ii) Twin Disc Japan, (iii) Twin Disc NL Holding B.V., (iv) TD Finland Holding Oy and (v) Twin Disc New Zealand Limited, and (B) stock powers for the Collateral consisting of the equity interest in each of the foregoing Subsidiaries, executed in blank and undated.

Notwithstanding anything herein to the contrary, it shall be an Event of Default under this Agreement (with no further right to cure or receive notice of such default) if any of the items referenced in this Section are not submitted to the Administrative Agent within the time period required.

SECTION 7.    NEGATIVE COVENANTS.

Until such time as Payment in Full has occurred, the Borrower and each Loan Party covenants and agrees that:

Section 7.1    Borrowings and Guaranties. Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, that the foregoing shall not restrict nor operate to prevent:

(a)    the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of Borrower and its Subsidiaries owing to Administrative Agent and the Lenders (and their Affiliates);

(b)    indebtedness outstanding on the date hereof and listed on Schedule 7.1(b), which Indebtedness exceeds $50,000 for any single obligation and, in the aggregate, obligations totaling $300,000 or more for any Loan Party;

(c)    indebtedness at or below $50,000 for any single obligation and, in the aggregate, obligations totaling $300,000 or less for any Loan Party (such indebtedness does not include the indebtedness otherwise permitted in this Section 7.1);

(d)    (i) the guarantee provided by Borrower in connection with the Katsa Acquisition, and (ii) the Guaranties of any Loan Party in respect of Indebtedness for Borrowed Money otherwise permitted hereunder; provided, that any Guaranty permitted hereunder that is subordinated to the Obligations shall be subordinated to the Obligations on substantially the same terms as such Subordinated Indebtedness;

(e)    purchase money indebtedness and Capitalized Lease Obligations of Borrower and its Subsidiaries in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding;

(f)    obligations of Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(g)    indebtedness arising in the ordinary course of business in connection with treasury management and commercial credit card, merchant card and purchase or procurement card services;

(h)    endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(i)    Assumed Indebtedness of Borrower in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(j)    indebtedness with respect to the deferred purchase price for any acquisition permitted by Section 7.3 (including, for avoidance of doubt, the earn out contemplated under the purchase documents for the Kobelt Acquisition and the Katsa Acquistion, as applicable); provided, that such indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Revolving Credit Termination Date, has a maturity which extends beyond the Revolving Credit Termination Date, and is subordinated to the Obligations on terms reasonably acceptable to Administrative Agent;

(k)    indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed 5% of the total consolidated assets of Borrower and its Subsidiaries as of the end of the most recently ended fiscal year of Borrower;

(l)    indebtedness of a Loan Party due and owing to any Subsidiary that is not a Loan Party (“Non-Loan Party”) that (i) is existing on the Closing Date and described on Schedule 7.1(l) hereof, including any increase therein resulting solely from the foreign exchange movements and the accrual of interest thereon in accordance with the terms existing on the Closing Date, or (ii) is incurred after the Closing Date, in an aggregate amount not to exceed, together with all Investments, Restricted Payments and Dispositions made by any Loan Party to or for the benefit of any Non-Loan Party Subsidiary in reliance on Sections 7.3(i), 7.4(j) and 7.6(i), the Non-Loan Party Transfer Basket as of the most recently completed fiscal quarter for which financial statements have been delivered hereunder; provided that, in each case, (A) at all times after ten (10) Business Days after the Closing Date, any such Indebtedness owed by a Loan Party to a Non-Loan Party shall have a stated maturity date no earlier than six (6) months after the latest Maturity Date hereunder, and (B) if requested by the Administrative Agent, such Indebtedness shall be subordinated to the Obligations pursuant to documentation reasonably satisfactory to the Administrative Agent;

(m)    unsecured Indebtedness for Borrowed Money of (A) any Loan Party owing to any other Loan Party or any Subsidiary that is not a Loan Party, (B) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party and (C) any Subsidiary that is not a Loan Party owing to any Loan Party; provided , that any such Indebtedness for Borrowed Money described in this clause which is owing to a Loan Party, shall (1) to the extent the aggregate principal amount thereof is in excess of $500,000, be evidenced by promissory notes in form and substance satisfactory to Administrative Agent and pledged to Administrative Agent on terms acceptable to it, (2) be permitted under Section 7.3(h)(iv) or (k), and (3) not be forgiven or otherwise discharged for any consideration other than payment in full in cash unless Administrative Agent otherwise consents; and

(n)    other unsecured Indebtedness for Borrowed Money having a stated maturity date no earlier than 91 days following the Revolving Credit Termination Date and not exceeding $10,000,000 in the aggregate in any fiscal year of Borrower, if (i) (A) no Default has occurred and is continuing or would result from such Indebtedness for Borrowed Money, (B) such Indebtedness for Borrowed Money is evidenced by a subordination agreement in form and substance satisfactory to Administrative Agent and on terms acceptable to it; and (ii) at least ten (10) Business Days prior to each such incurrence, Borrower has delivered a certificate to Administrative Agent demonstrating compliance with (A) above.

Section 7.2    Liens. Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, that the foregoing shall not apply to nor operate to prevent:

(a)    Liens at or below $150,000 for any single Lien and, in the aggregate, Liens totaling $500,000 or less for any Loan Party (such Liens do not include Liens otherwise permitted in this Section 7.2);

(b)    Liens existing on the date hereof and listed on Schedule 7.2(b), which Liens exceed $150,000 per Lien and, in the aggregate, exceed $500,000 per Loan Party, and any renewals or extensions thereof, provided, that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased from the amount outstanding on the date of renewal or extension, (iii) the direct or any contingent obligor with respect thereto is not changed; and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted under Section 7.1(b);

(c)    Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(d)    mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(e)    judgment liens and judicial attachment liens not constituting an Event of Default under Section 8.1(g) and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding;

(f)    Liens arising in the ordinary course of business on deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business;

(g)    Liens on equipment of Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 7.1(e), representing or incurred to finance the purchase price of such Property; provided that no such Lien shall extend to or cover other Property of Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(h)    any interest or title of a lessor under any operating lease;

(i)    Liens securing Indebtedness permitted under Section 7.1(j); provided, that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness for Borrowed Money and (ii) the Indebtedness for Borrowed Money secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)    Liens securing Assumed Indebtedness of the Loan Parties permitted pursuant to Section 7.1(i); provided, that (i) such Liens do not at any time encumber any property other than property of the Subsidiary acquired, or the property acquired, and proceeds thereof in connection with such Assumed Indebtedness and shall not attach to any assets of the Loan Parties theretofore existing or (except for any such proceeds) which arise after the date thereof and (ii) the Assumed Indebtedness and other secured Indebtedness of the Loan Parties secured by any such Lien does not exceed the fair market value of the property being acquired in connection with such Assumed Indebtedness;

(k)    Liens on assets of Foreign Subsidiaries of Borrower securing Indebtedness for Borrowed Money of such Foreign Subsidiaries permitted pursuant to clause (k) of Section 7.1;

(l)    easements, rights of way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any Subsidiary; and

(m)    Liens in favor of customs and revenue authorities imposed by Law to secure payment of customs duties in connection with the importation of goods and arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(n)    special tool builders’ or similar liens arising by operation of law; and

(o)    Liens granted in favor of Administrative Agent pursuant to the Collateral Documents.

Section 7.3    Investments, Acquisitions, Loans and Advances. Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of equity interests or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, that the foregoing shall not apply to nor operate to prevent:

(a)    investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)    investments in commercial paper rated at least P 1 by Moody’s and at least A 1 by S&P maturing within one year of the date of issuance thereof;

(c)    investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d)    investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)    investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)    loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries made in the ordinary course of business in an aggregate amount at any one time outstanding not to exceed $100,000;

(g)    investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(h)    (i) Borrower’s investments in its Subsidiaries outstanding on the date hereof, including those set forth on Schedule 7.3(h) hereof, including any increase therein resulting solely from the foreign exchange movements and the accrual of interest thereon in accordance with the terms existing on the Closing Date, (ii) additional Investments by Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, and (iv) so long as no Default has occurred and is continuing or would result from such investment, additional investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $1,000,000 per fiscal year;

(i)    in addition to the Investments permitted pursuant to the immediately preceding clause, Investments by Loan Parties in Non-Loan Party Subsidiaries; provided that the aggregate amount of all such Investments, together with all Indebtedness incurred by any Loan Party from any Non-Loan Party Subsidiary in reliance on Section 7.1(l) and all Restricted Payments and Dispositions made by any Loan Party to or for the benefit of any Non-Loan Party Subsidiary in reliance on Sections 7.4(j) and 7.6(i), shall not exceed the Non-Loan Party Transfer Basket as of the most recently completed fiscal quarter for which financial statements have been delivered hereunder;

(j)    investments arising in connection with the Katsa Acquisition or the Kobelt Acquisition or with any other Permitted Acquisitions; and

(k)    other investments, loans, and advances in addition to those otherwise permitted by this Section 7.3 in an amount not to exceed $2,000,000 in the aggregate in any fiscal year of Borrower (as calculated to include any acquisitions permitted under this Section 7.3 during such fiscal year), so long as (i) when consummated, no Default has occurred and is continuing or would result from such Investment and (ii) at least ten (10) Business Days prior to each such investment, Borrower has delivered a certificate to Administrative Agent demonstrating compliance with (i) above; and

(l)    Guaranties permitted by Section 7.1.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 7.4    Mergers, Amalgamations, Consolidations and Sales. Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger, amalgamation or consolidation, consummate a Division, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, that this Section shall not apply to nor operate to prevent:

(a)    the sale or lease of inventory in the ordinary course of business;

(b)    the sale, transfer, lease or other disposition of Property of Borrower and its Subsidiaries to one another in the ordinary course of its business and on arms’ length terms;

(c)    the merger or amalgamation of any Subsidiary with and into Borrower or any other Subsidiary; provided that, in the case of any merger or amalgamation involving Borrower, Borrower is the corporation surviving the merger or amalgamation, as applicable;

(d)    in connection with an acquisition permitted under Section 7.3, any Subsidiary of a Loan Party may merge or amalgamate with or into or consolidate with any other Person or permit any other Person to merge or amalgamate with or into or consolidate with it; provided, that, (i) the Person surviving such merger or amalgamation shall be a Wholly-Owned Subsidiary of a Loan Party and (ii) in the case of any such merger or amalgamation to which any Loan Party is a party, such Loan Party is the surviving Person or amalgamated entity resulting from such amalgamation;

(e)    any Subsidiary that is not a Loan Party may merge into or amalgamate with any other Subsidiary that is not a Loan Party; provided, that, when any Wholly-Owned Subsidiary is merging or amalgamating with another Subsidiary that is not wholly-owned, the Wholly-Owned Subsidiary shall be the continuing or surviving Person;

(f)    the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(g)    the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business, so long as (i) no Event of Default has occurred and is continuing at the time of such disposition, (ii) the aggregate fair market value or a book value, whichever is more, of such property does not exceed $1,000,000 in any twelve-month period, (iii) all proceeds thereof are applied in accordance with Section 2.8(b), and (iv) at least 75% of the proceeds therefrom are received in cash; and

(h)    dispositions that constitute (i) an investment permitted under Section 7.3, (ii) a Lien permitted under Section 7.2, (iii) a merger, amalgamation, dissolution, consolidation or liquidation permitted under this Section 7.4, or (iv) a Restricted Payment permitted under Section 7.6;

(i)    dispositions that result from a casualty or condemnation in respect of such property or assets and is not otherwise an Event of Default so long as all proceeds thereof are applied in accordance with Section 2.8(b);

(j)    dispositions by Loan Parties to Non-Loan Party Subsidiaries; provided that the aggregate value of all such Dispositions, together with all Indebtedness incurred by any Loan Party from any Non-Loan Party Subsidiary in reliance on Section 7.1(l) and all Investments and Restricted Payments made by any Loan Party to or for the benefit of any Non-Loan Party Subsidiary in reliance on Sections 7.3(i) and 7.6(i), shall not exceed Non-Loan Party Transfer Basket as of the most recently completed fiscal quarter for which financial statements have been delivered; and

(k)    the sale, transfer, lease or other disposition of Property of Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for Borrower and its Subsidiaries, so long as (i) no Event of Default has occurred and is continuing at the time of such disposition and (ii) the fair market value of all such assets disposed of, whether individually or in a series of related transactions, does not exceed $1,000,000 in the aggregate in any fiscal year of Borrower.

Section 7.5    Maintenance of Subsidiaries. Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to Administrative Agent pursuant to the Collateral Documents, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Section 7.4(c) above.

Section 7.6    Dividends and Certain Other Restricted Payments. Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (collectively referred to herein as “Restricted Payments”); provided, that the foregoing shall not operate to prevent: (i) the making of dividends or distributions by and between Loan Parties or by and between any Loan Party and any Non-Loan Party Subsidiary; provided, that the aggregate amount of all such Restricted Payments between a Loan Party and a Non-Loan Party Subsidiary, together with all Indebtedness incurred by any Loan Party from any Non-Loan Party Subsidiary in reliance on Section 7.1(l) and all Investments and Dispositions made by any Loan Party to or for the benefit of any Non-Loan Party Subsidiary in reliance on Sections 7.3(i) and 7.4(j), shall not exceed the Non-Loan Party Transfer Basket as of the most recently completed fiscal quarter for which financial statements have been delivered hereunder, (ii) the repurchase by Borrower of shares tendered by employees to satisfy tax withholding obligations on awards of equity compensation, so long as such repurchases are completed in the ordinary course of business and prompt written notice is provided to Administrative Agent if such repurchase exceeds $2,000,000 (including in the aggregate), whether individually or in the aggregate, or (iii) the making of any other dividends or distributions by Borrower, so long as (1) no Default or Event of Default exists or would result therefrom, and (2) after giving effect to such Restricted Payment, the Total Funded Debt/EBITDA Ratio is less than 3.00 to 1.00 on a pro forma basis.

Section 7.7    Burdensome Contracts With Affiliates. Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly owned Subsidiaries) on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 7.8    No Changes in Fiscal Year. The fiscal year of Borrower and its Subsidiaries ends on or about June 30 of each year; and Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 7.9    Change in the Nature of Business. Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 7.10    No Restrictions. Except as provided herein, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by Borrower or any other Subsidiary, (b) pay any indebtedness owed to Borrower or any other Subsidiary, (c) make loans or advances to Borrower or any other Subsidiary, (d) transfer any of its Property to Borrower or any other Subsidiary, or (e) guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and/or grant Liens on its assets to Administrative Agent as required by the Loan Documents.

Section 7.11    Subordinated Debt. Borrower shall not, nor shall it permit any Subsidiary to, (a) amend or modify any of the terms or conditions relating to Subordinated Debt, (b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (c) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations. Notwithstanding the foregoing, Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

Section 7.12    Use of Proceeds.

(a)    Neither Borrower nor any Subsidiary will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the FRB), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

(b)    Borrower will not request any Loan or issuance of a Letter of Credit, and Borrower shall not use, and shall ensure that its Subsidiaries and Affiliates, and its or their respective directors, officers, employees and agents not use, the proceeds of any Loan or Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person or in any Designated Jurisdiction, or (iii) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.13    Financial Covenants.

(a)    Total Funded Debt/EBITDA Ratio. As of the last day of each fiscal quarter of Borrower, commencing with the fiscal quarter ending on or about June 30, 2026, Borrower shall not permit the Total Funded Debt/EBITDA Ratio to be greater than 3.50 to 1.00 for such fiscal quarter.

(b)    Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of Borrower, commencing with the fiscal quarter ending on or about June 30, 2026, Borrower shall not permit the Fixed Charge Coverage Ratio, calculated on a trailing 12-month basis as of the last day of each calendar quarter, to be less than 1.10 to 1.00.

Section 7.14    Canadian Pension Plans. No Loan Party shall maintain, contribute, sponsor or have any liability with respect to any Canadian Defined Benefit Plan, and (b) no Loan Party shall take any action (including the enactment of any corporate resolution) to terminate or wind up (in whole or in part) any Canadian Pension Plan that would reasonably be expected to result in a Material Adverse Effect.

Section 7.15    Outbound Investments. No Loan Party shall, nor shall any Loan Party permit any Subsidiary to, directly or indirectly make, acquire, fund or commit to any investment, transaction or arrangement that would violate any applicable outbound investment restrictions, prohibitions, notification requirements or other regulations administered by the United States Department of the Treasury or any other applicable Governmental Authority. The Loan Parties shall maintain policies and procedures reasonably designed to ensure compliance with such requirements to the extent applicable to its business.

SECTION 8.    EVENTS OF DEFAULT AND REMEDIES.

Section 8.1    Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)    (i) the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and (ii) the Borrower shall fail to pay any interest on any Loan or any L/C Obligation, or any fee or any other amount (other than an amount referred to in clause (i) of this Section 8.1(a)) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;

(b)    default in the observance or performance of (i) any covenant, condition or agreement set forth in Sections 6.1 (with respect to the Loan Parties’ existence), 6.5(h)(ii), 6.11 or Article 7, or (ii) of any covenant, condition or agreement set forth in Sections 6.1 (other than with respect to the Loan Parties’ existence), 6.4, 6.5 (other than clause (h)(ii)), 6.6 or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon, and such default continues for five (5) Business Days; provided, that Borrower may only have the benefit of using such cure period three (3) times per fiscal year;

(c)    default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) written notice thereof is given to Borrower by Administrative Agent;

(d)    any representation or warranty made herein or in any other Loan Document or in any certificate furnished to Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) as of the date of the issuance or making or deemed making thereof;

(e)    (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or (iii) any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of Administrative Agent in any Collateral purported to be covered thereby or any Lien securing the Obligations shall cease to be a perfected, first priority Lien, in each case except as (A) expressly permitted by the terms of the Collateral Documents, (B) expressly permitted by Section 7.2, or (C) resulting from a failure to file UCC continuation statements, maintain possessory collateral, or any other inadvertent or erroneous discharge or failure to maintain priority perfection of any such Lien that is completely and immediately remedied upon discovery by or notice thereof to a Loan Party, or (iv) any Loan Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)    default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by Borrower, any Subsidiary or any Guarantor aggregating in excess of $1,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g)    any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against Borrower, any Subsidiary or any Guarantor, or against any of its Property, in an aggregate amount in excess of $1,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h)    Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $1,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)    any Change of Control shall occur;

(j)    Borrower, any Subsidiary or any Guarantor shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or any Canadian Insolvency Legislation, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, interim receiver, receiver and manager, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, or any Canadian Insolvency Legislation to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment, restructuring, winding up or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it (including the filing of any notice of intention or the filing of a proposal in respect thereof), (vi) take any corporate, limited liability, or other applicable organizational action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(k);

(k)    a custodian, receiver, interim receiver, receiver and manager, trustee, examiner, liquidator or similar official shall be appointed for Borrower, any Subsidiary or any Guarantor, or any substantial part of any of its Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against Borrower, any Subsidiary or any Guarantor, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days;

(l)     any Guarantor shall be dissolved, liquidated or wound-up; or

(m)    the voluntary full or partial wind up of a Canadian Pension Defined Benefit Plan by any Loan Party, or any Subsidiary of a Loan Party or initiation of any action or filing to do so; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer any Canadian Defined Benefit Pension Plan; or (c) any other event or condition which would reasonably be expected to result in the termination of, winding up or partial termination of, or the appointment of trustee to administer, any Canadian Defined Benefit Pension Plan.

Any Event of Default occurring hereunder shall be deemed to exist and be continuing until waived by the Administrative Agent and all or any required portion of the Lenders in accordance with Section 11.11, notwithstanding any actual or purported remedy or cure of the actions, facts, circumstances or conditions giving rise to such Event of Default.

Section 8.2    Non Bankruptcy Defaults. When any Event of Default (other than those described in Section 8.1(j) or (k) with respect to Borrower) has occurred and is continuing, Administrative Agent may (and if so directed by the Required Lenders shall) by written notice to Borrower: (a) terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) demand that Borrower immediately Cash Collateralize the L/C Obligations in an amount equal to 105% of the aggregate L/C Obligations, and Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by Borrower to honor any such demand and that Administrative Agent, for the benefit of the Lenders, shall have the right to require Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. Administrative Agent, after giving notice to Borrower pursuant to Section 8.1(c) or this Section 8.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3    Bankruptcy Defaults. When any Event of Default described in Section 8.1(j) or (k) with respect to Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and Borrower shall immediately Cash Collateralize the L/C Obligations in an amount equal to 105% of the aggregate L/C Obligations, Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by Borrower to honor any such demand and that the Lenders, and Administrative Agent on their behalf, shall have the right to require Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 8.4    Collateral Account.

(a)    If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.9(b), Section 2.17, Section 8.2 or Section 8.3 above, Borrower shall forthwith pay the amount required to be so prepaid, to be held by Administrative Agent as provided in subsection (b) below.

(b)    All amounts prepaid pursuant to subsection (a) above shall be held by Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Funds Transfer and Deposit Account Liability). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of Administrative Agent for the benefit of Administrative Agent, the Lenders, and the L/C Issuer. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. If (i) Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 2.9(b) and Section 2.17, if any, at the request of Borrower Administrative Agent shall release to Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists and, in the case of Section 2.17, no Lender is a Defaulting Lender and (ii) Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 8.2 or 8.3, so long as no Letters of Credit, Commitments, Loans or other Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability remain outstanding, at the request of Borrower Administrative Agent shall release to Borrower any remaining amounts held in the Collateral Account.

Section 8.5    Notice of Default. Administrative Agent shall give notice to Borrower under Section 8.1(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 9.    ADMINISTRATIVE AGENT.

Section 9.1    Appointment and Authorization of Administrative Agent.

Each Lender and the L/C Issuer hereby appoints Bank of Montreal as Administrative Agent under the Loan Documents and hereby authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Therefore, the Lenders and L/C Issuer expressly agree that Administrative Agent is not acting as a fiduciary of the Lenders or the L/C Issuer in respect of the Loan Documents, Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on Administrative Agent or any of the Lenders or L/C Issuer except as expressly set forth herein. Except as provided in Section 9.7, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential obligee of any Hedging Liability or Funds Transfer and Deposit Account Liability) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Section 9 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Sections 9 and 11 (including Section 11.13, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3    Action by Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate and any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 9.4    Consultation with Experts. Administrative Agent may consult with legal counsel (who may be counsel to the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.5    Liability of Administrative Agent; Credit Decision.

(a)    Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the L/C Issuer. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; , (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants or agreements of Borrower or any Subsidiary contained herein or in any other Loan Document; (iv) the satisfaction of any condition specified in Section 4, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; or (v) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral (including, for the avoidance of doubt, in connection with the Administrative Agent's, the L/C Issuer's or the Swing Line Lender's reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means); and Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.

(b)    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit In particular and without limiting any of the foregoing, Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with Administrative Agent signed by such payee in form satisfactory to Administrative Agent. Each Lender and L/C Issuer acknowledges that it has independently and without reliance on Administrative Agent or any other Lender or L/C Issuer (or any of their Related Parties), and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender and L/C Issuer to keep itself informed as to the creditworthiness of Borrower and its Subsidiaries, and Administrative Agent shall have no liability to any Lender or L/C Issuer with respect thereto.

Section 9.6    Indemnity. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.13 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, any Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this Section shall survive termination of this Agreement. Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to Administrative Agent, any L/C Issuer, or Swing Line Lender hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of a L/C Issuer or Swing Line Lender to be remitted by Administrative Agent to or for the account of such L/C Issuer or Swing Line Lender, as applicable), but shall not be entitled to offset against amounts owed to Administrative Agent, any L/C Issuer or Swing Line Lender by any Lender arising outside of this Agreement and the other Loan Documents.

Section 9.7    Resignation of Administrative Agent and Successor Administrative Agent. Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the L/C Issuer, and Borrower. Upon any such resignation of Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”) then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000; provided, that in no event shall any such successor Administrative Agent be a Defaulting Lender. With effect from the Resignation Effective Date (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of its appointment as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and all protective provisions of the other Loan Documents shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.8    L/C Issuer and Swing Line Lender. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The L/C Issuer and the Swing Line Lender shall each have all of the benefits and immunities (i) provided to Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 9, included the L/C Issuer and the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Lender, as applicable.

Section 9.9    Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 11.10, as the case may be, any Affiliate of such Lender with whom Borrower or any Guarantor has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 2.13(c). Without limiting the generality of the foregoing, (i) each such Lender Affiliate shall, for the avoidance of doubt, be deemed to have agreed to the provisions of Section 9.16 and (ii) no such Lender Affiliate shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral). Notwithstanding any other provision of this Section 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless the Administrative Agent has received written notice of such Hedging Liability or Funds Transfer and Deposit Account Liability, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Lender Affiliate.

Section 9.10    Designation of Additional Agents. Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 9.11    Authorization to Release or Subordinate or Limit Liens. Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 7.4 or which has otherwise been consented to in accordance with Section 11.11), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 7.1(b) and 7.2(d), (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, and (d) release Liens on the Collateral following termination or expiration of the Commitments and Payment in Full.

Section 9.12    Authorization to Enter into, and Enforcement of, the Collateral Documents.

(a)    Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and the L/C Issuer and, subject to Section 11.11, to take such action and exercise such powers under the Collateral Documents as Administrative Agent considers appropriate. Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by Administrative Agent.

(b)     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2, 8.3 and 8.4 for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 11.14 (subject to the terms of Section 11.5), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (a) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Sections 8.2, 8.3 and 8.4 and (b) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 11.5, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 9.13    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the Credits as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

Section 9.14     Administrative Agent may File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders the L/C Issuer and the Administrative Agent under Sections 2.12 and 11.13) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 11.13.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

Section 9.15    Certain ERISA Matters

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Sole Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)      such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Sole Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.16    Recovery of Erroneous Payments. Notwithstanding anything to the contrary in this Agreement, if at any time Administrative Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender, Swing Line Lender, L/C Issuer or other Secured Party, whether or not in respect of an Obligation due and owing by Borrower or any Loan Parties at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender, each Swing Line Lender, each L/C Issuer and each other Secured Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Lender, Swing Line Lender, L/C Issuer or other Secured Party that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section 9.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, Swing Line Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 10.    THE GUARANTEES.

Section 10.1    The Guarantees.

(a)          To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to Borrower and the other Loan Parties by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Loan Party (including any Loan Party executing an Additional Guarantor Supplement in the form attached hereto as Exhibit F or such other form acceptable to Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment and performance of all other Obligations now or hereafter owed by the Loan Parties under the Loan Documents and the due and punctual payment and performance of all Hedging Liability and Funds Transfer and Deposit Account Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against any Loan Party or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Loan Party or any such obligor in any such proceeding) (collectively, the “Guaranteed Obligations”).

(b)          Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations. The obligations of each Qualified ECP Guarantor under this Section 10.1(b) shall remain in full force and effect until payment in full of the Hedging Liability, and Funds Transfer and Deposit Account Liability. Each Qualified ECP Guarantor intends that this Section 10.1(b) constitute, and this Section 10.1(b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10.2    Guarantee Unconditional. The obligations of each Guarantor under this Section 10 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)    any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)    any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to any Guaranteed Obligations;

(c)    any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Loan Party or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;

(d)    the existence of any claim, set off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;

(e)    any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;

(f)    any application of any sums by whomsoever paid or howsoever realized to any obligation of any Loan Party or other obligor, regardless of what obligations of Borrower or other obligor remain unpaid;

(g)    any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to any Guaranteed Obligations or any provision of applicable Law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to any Guaranteed Obligations; or

(h)    any other act or omission to act or delay of any kind by Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 10.

Section 10.3    Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Until such time as Payment in Full occurs, each Guarantor’s obligations under this Section 10 shall remain in full force and effect. If at any time any payment of any Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 10 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 10.4    Subrogation. Until such time as Payment in Full occurs, each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to Payment in Full occurring, such amount shall be held in trust for the benefit of Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to Administrative Agent for the benefit of the Lenders and L/C Issuer (and their Affiliates) or be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 10.5    Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by Administrative Agent, any Lender, the L/C Issuer, or any other Person against any Loan Party or other obligor, another guarantor, or any other Person.

Section 10.6    Limit on Recovery. Notwithstanding any other provision of this Section 10, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act, any Canadian Insolvency Legislation or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Section 10, any other agreement or applicable law shall be taken into account.

Section 10.7    Contribution.

(a)    To the extent that any Guarantor shall make a payment under this Section 10 (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the occurrence of Payment in Full, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)    As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)    This Section 10.7 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 10.7 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Section 10.

(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e)    The rights of the indemnifying Guarantors against other Guarantors under this Section 10.7 shall only be exercisable upon the occurrence of Payment in Full.

Section 10.8    Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Loan Party or other obligor under this Agreement or any other Loan Document, or under any agreement relating to the Guaranteed Obligations, is stayed upon the insolvency, bankruptcy, reorganization or restructuring of such Loan Party or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to the Guaranteed Obligations, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by Administrative Agent made at the request of the Required Lenders.

Section 10.9    Benefit to Guarantors. The Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each Guarantor has a direct impact on the success of each other Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 10.10    Guarantor Covenants. Each Guarantor shall take such action as Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 11.    MISCELLANEOUS.

Section 11.1    No Waiver, Cumulative Remedies. No delay or failure on the part of Administrative Agent, the L/C Issuer, or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of Administrative Agent, the L/C Issuer, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 11.2    Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 11.3    Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 11.4    Survival of Indemnity and Certain Other Provisions. All indemnity provisions and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 3.3, 3.6, and 11.13, shall survive Payment in Full, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim thereunder. All such indemnity and other provisions shall be binding upon the successors and assigns of each Loan Party and shall inure to the benefit of each applicable Indemnitee and its successors and assigns.

Section 11.5    Sharing of Set Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 11.6    Notices.

(a) Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including notice by electronic delivery) and shall be given to the relevant party at its address or email address set forth below, or such other mailing address or email address as such party may hereafter specify by notice to Administrative Agent and Borrower given by courier, by United States certified or registered mail, or by electronic means capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its mailing address or email address set forth on its Administrative Questionnaire; and notices under the Loan Documents to Borrower, any other Loan Party, Administrative Agent or L/C Issuer shall be addressed to its respective address or telecopier number set forth below:

to any Loan Party: Twin Disc, Incorporated 222 East Erie Street, Suite 400 Milwaukee, Wisconsin Attention: Vice President – Finance and Chief Financial Officer Email: knutson.jeff@twindisc.com	to Administrative Agent and L/C Issuer : Bank of Montreal 790 North Water Street, Suite 1100 Milwaukee, Wisconsin 53202 Attention: Mark Czarnecki, SVP Email: mark.czarnecki@bmo.com

Each such notice, request or other communication shall be effective (i) if given via email, when such email is transmitted to the email address specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such email has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 2 shall be effective only upon receipt.

(b)   Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Section 2 if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Correspondence (as defined below) available to the L/C Issuer and the other Lenders by posting the Correspondence on the Platform.

(e)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Correspondence. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Correspondence or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Correspondence” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or the L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.

Section 11.7    Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document, any Assignment and Acceptance and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  Each of the Loan Parties, the Administrative Agent, the L/C Issuer and each Lender agrees that any Electronic Signature of such Person on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent, the L/C Issuer and each Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person's business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, none of the Administrative Agent, the L/C Issuer nor any Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, the Letter of Credit Issuer and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent, the L/C Issuer and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender without further verification and (b) upon the request of the Administrative Agent, the L/C Issuer or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Each of the Loan Parties and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document or any Communication based solely on the lack of paper original copies of this Agreement, such other Loan Document or such Communication, and (ii) waives any claim against the Administrative Agent, each Lender and each of their Related Parties for any liabilities arising solely from the Administrative Agent's and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

For the avoidance of doubt, each use of the term “Lender” in this Section 11.7 shall include the L/C Issuer.

Section 11.8    Successors and Assigns. This Agreement shall be binding upon Borrower, the Guarantors and the other Loan Parties and their successors and assigns, and shall inure to the benefit of Administrative Agent, the L/C Issuer, and each of the Lenders, and their respective successors and assigns, including any subsequent holder of any of the Obligations. Borrower, Guarantors and the other Loan Parties may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders and, with respect to any Letter of Credit or the Application therefor, the L/C Issuer.

Section 11.9    Participants. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the L/C Issuer and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.6 with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso of Section 11.11 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 through 3.4 and 3.6 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant Section 11.10; provided that such Participant (A) agrees to be subject to the provisions of Section 2.16 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.1, 3.2 or 3.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.14 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.5 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 11.10    Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit, or $1,000,000, in the case of any assignment in respect of any Term Loan, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credits on a non-pro rata basis.

(iii)    Required Consents.No consent shall be required for any assignment except to the extent required by Section 11.10(a)(i)(B) and, in addition:

(b)     the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof;

(c)    the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(d)      in respect of the Revolving Credit, the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed); and

(e)      in respect of the Revolving Credit, the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed).

(iv)    Assignment and Acceptance.The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) and the assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)    No Assignment to Natural Persons.No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Revolver Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 11.10(f), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 11.4 and 11.13 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.9.

(f)    Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Milwaukee, Wisconsin, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(g)    Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a FRB, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any FRB) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(h)    Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line. In the event of such termination of the Swing Line, Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, that the failure of Borrower to appoint a successor shall not affect the resignation of the Swing Line Lender. If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 2.7.

Section 11.11    Amendments. Subject to Section 3.9, any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) Borrower, (b) the Required Lenders, and (c) the Administrative Agent (or by the Borrower and the Administrative Agent with the consent of the Required Lenders), and each such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment or waiver shall:

(i)    extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(ii)    reduce the principal of, or rate of interest specified herein on, any Loan or any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(iii)    postpone any date scheduled for any payment of principal of, or interest on, any Loan or any Reimbursement Obligation, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv)    (a) subordinate, or have the effect of subordinating, the Obligations hereunder to any other indebtedness, (b) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other indebtedness, or (c) change Section 2.13(c) or Section 11.5 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required thereby without the written consent of each Lender directly and adversely affected thereby;

(v)    waive any condition set forth in Section 4.1 without the written consent of each Lender;

(vi)    change Section 2.3(b) in a manner that would permit the expiration date of any Letter of Credit to occur after the Revolving Credit Termination Date without the consent of each Lender;

(vii)    change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(viii)    release all or substantially all of the Collateral; or

(viii)         release all or substantially all of the value of the Guaranties;

provided, further, that no such amendment or waiver shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) the Administrative Agent, unless in writing executed by the Administrative Agent, (B) the L/C Issuer, unless in writing executed by the L/C Issuer and (C) the Swing Line Lender, unless in writing executed by the Swing Line Lender, in each case in addition to the Borrower and the Lenders required above.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

Section 11.12    Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 11.13    Costs and Expenses; Indemnification.

(a)    Each Loan Party agrees to pay all costs and expenses of Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including the reasonable fees and disbursements of counsel to Administrative Agent, in connection with the preparation and execution of the Loan Documents and in connection with the transactions contemplated hereby or thereby, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by Administrative Agent in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches. Each Loan Party agrees to pay to Administrative Agent, the L/C Issuer and each Lender, and any other holder of any Obligations outstanding hereunder, all costs and expenses reasonably incurred or paid by Administrative Agent, the L/C Issuer, such Lender, or any such holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving Borrower, any other Loan Party or any Guarantor as a debtor thereunder). Each Loan Party further agrees to indemnify Administrative Agent, the L/C Issuer, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification (as determined by a court of competent jurisdiction by final and non-appealable judgment). Each Loan Party, upon demand by Administrative Agent, the L/C Issuer or a Lender at any time, shall reimburse Administrative Agent, the L/C Issuer or such Lender for any legal or other expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified (as determined by a court of competent jurisdiction by final and non-appealable judgment). To the extent permitted by applicable Law, neither any Loan Party nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(b)    Each Loan Party unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by any Loan Party or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law, whether federal, state, or local, and any regulations promulgated thereunder, by any Loan Party or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with any Loan Party or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by any Loan Party or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the relevant Indemnitee (as determined by a court of competent jurisdiction by final and non-appealable judgment).

Section 11.14    Set off. In addition to any rights now or hereafter granted under the Loan Documents or applicable Law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, with the prior written consent of Administrative Agent, each Lender, the L/C Issuer, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by Borrower, each Loan Party and each Guarantor at any time or from time to time, without notice to Borrower, any other Loan Party or any Guarantor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, L/C Issuer, subsequent holder, or affiliate, to or for the credit or the account of Borrower, any such Loan Party or any such Guarantor, whether or not matured, against and on account of the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability of Borrower, any such Loan Party or any such Guarantor to that Lender, L/C Issuer, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, L/C Issuer, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 11.15    Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 11.16    Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any Loan Document, and the rights and duties of the parties hereto, shall be governed by and construed and determined in accordance with the internal laws of the State of Wisconsin.

Section 11.17    Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 11.18    Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest or charges in excess of the maximum amount of interest permitted by applicable Law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (including, without limitation, the receipt by the Lenders of interest at a criminal rate (as defined under the Criminal Code (Canada)) (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither Borrower, nor any other Loan Party. nor any Guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that Administrative Agent or any Lender may have received hereunder shall, at the option of Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable Law), (ii) refunded to Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (including the Criminal Code (Canada)) (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither Borrower, nor any Loan Party, nor any Guarantor or endorser shall have any action against Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 11.19    Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as Borrower has one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 11.20    Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.

Section 11.21    Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a)          BORROWER, EACH OTHER LOAN PARTY AND GUARANTORS IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF WISCONSIN SITTING IN MILWAUKEE COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE EASTERN DISTRICT OF WISCONSIN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, L/C ISSUER, AND LENDERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER, LOAN PARTIES AND GUARANTORS OR THEIR PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)          BORROWER, EACH OTHER LOAN PARTY AND GUARANTORS IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.6(a). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 11.22    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.23    USA Patriot Act and Canadian Anti-Money Laundering Laws.

(a)    Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party and Guarantor that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies each such Loan Party and Guarantor, which information includes the name and address of such Loan Party and Guarantor and other information that will allow such Lender or L/C Issuer to identify such Loan Party and Guarantor in accordance with the Act. Each Loan Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" laws (collectively, including any guidelines or orders thereunder, "Canadian AML Legislation"), the Administrative Agent and the Lenders may be required to obtain, verify and record information regarding any Loan Party, any Subsidiary, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Party or any Subsidiary, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Administrative Agent and / or Lenders, or any prospective assignee or participant of a Lender, in order to comply with any applicable Canadian AML Legislation, whether now or hereafter in existence.

Section 11.24    Time is of the Essence. Time is of the essence of this Agreement and each of the other Loan Documents.

Section 11.25    Confidentiality. Each of Administrative Agent, the Lenders, and the L/C Issuer severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its branches, its Affiliates and its Related Parties, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (B) any direct or indirect actual or prospective party (or its Related Parties) to any swap, derivative, securitization or other transaction under which payments are to be made by reference to Borrower, any other Loan Party or any Subsidiary and its obligations, this Agreement, or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or any Credit or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Facility; (h) with the prior written consent of the applicable Loan Party, (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Administrative Agent, any Lender, the L/C Issuer or any of the forgoing’s Affiliates on a non-confidential basis from a source other than Borrower, a Loan Party or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, that is not known to be subject to a confidentiality obligation to the Loan Parties, or (C) is independently discovered or developed by a party hereto without utilizing any Information received from a Loan Party or violating the terms of this Section; or to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from Borrower, any Loan Party or any of the Subsidiaries or from any other Person on behalf of Borrower, any Loan Party or any Subsidiary relating to Borrower, any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by Borrower, any Loan Party or any of their Subsidiaries or from any other Person on behalf of Borrower, any Loan Party or any of their Subsidiaries; provided that, in the case of information received from the Borrower, any Loan Party or any Subsidiary, or on behalf of Borrower, any Loan Party or any Subsidiary, after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything to the contrary contained herein or in any other Loan Document, nothing herein shall prohibit, restrict or be construed to prohibit or restrict any Person from (a) communicating directly with, cooperating with, providing information to, or reporting possible violations of law or regulation to any Governmental Authority or self-regulatory organization, (b) responding to any inquiry from any such authority, (c) participating in any investigation, hearing or proceeding conducted by any such authority, or (d) receiving and retaining any award or bounty for information provided to any such authority to the extent permitted by applicable law. No Person shall be required to notify any Loan Party, the Administrative Agent or any Lender of any such communications, disclosures or participation.

Section 11.26    Customary Advertising Material. Notwithstanding anything to the contrary in Section 11.25, the Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material (including customary “tombstone” disclosure) relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

Section 11.27    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)      the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)         the effects of any Bail-In Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 11.28    Acknowledgement Regarding any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Liability or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 11.29    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or pursuant to any of the other Loan Documents in one currency into another currency, the rate of exchange used shall be the rate at which, in accordance with normal banking procedures, the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any of the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement or the other Loan Document (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Bank of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent and Lenders from any Loan Party in the Agreement Currency, such Loan Party agrees and shall be required, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and the Lenders against such loss.

[Signature Pages to Follow]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower” Twin Disc, Incorporated

By
Name: Jeffrey S. Knutson Title: Vice President – Finance, Chief Financial Officer, Treasurer and Secretary

“Guarantor” Kobelt Manufacturing Co. Ltd.

By
Name: Jeffrey S. Knutson Title: Authorized Signatory

“Administrative Agent and L/C Issuer ” Bank of Montreal, as L/C Issuer and as Administrative Agent

By
Name: Mark Czarnecki Title: Senior Vice President

By
Name: Jonathan Hassler Title: Vice President

“Lenders” Bank of Montreal

By:
Name: Mark Czarnecki
Title: Senior Vice President

By
Name: Jonathan Hassler Title: Vice President

“Lenders” JPMorgan Chase Bank, N.A.

By:
Name: Martin Cherney Title: Authorized Officer

Exhibit A

Notice of Payment Request

[Date]

[Name of Lender]

[Address]

Attention:

Reference is made to the Credit Agreement, dated as of June 30, 2026 among Twin Disc, Incorporated, the Guarantors party thereto, the Lenders party thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [Borrower has failed to pay its Reimbursement Obligation in the amount of $____________. Your Revolver Percentage of the unpaid Reimbursement Obligation is $_____________] or [__________________________ has been required to return a payment by Borrower of a Reimbursement Obligation in the amount of $_______________. Your Revolver Percentage of the returned Reimbursement Obligation is $_______________.]

Very truly yours, Bank of Montreal, as L/C Issuer

By:
Name
Title

Exhibit B

Notice of Borrowing

Date:                              , ____

To:

Bank of Montreal, as Administrative Agent for the Lenders parties to the Credit Agreement dated as of June 30, 2026 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Twin Disc, Incorporated, the Guarantors party thereto, certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, Twin Disc, Incorporated (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.6 of the Credit Agreement, of the Borrowing specified below:

1.         The Business Day of the proposed Borrowing is ___________, ____.

2.         The aggregate amount of the proposed Borrowing is $______________.

3.         The Borrowing is being advanced under the [Revolving] [Term] Credit.

4.         The Borrowing is to be comprised of [SOFR] [Base Rate] [Eurodollar] [Term CORRA] [Canadian Prime Rate] Loans.

5.         The duration of the Interest Period for the Loans included in the Borrowing shall be [one] [three] [six] months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)         the representations and warranties of Borrower contained in Section 5 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b)         no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

Twin Disc, Incorporated

By

Name

Title

Exhibit C

Notice of Continuation/Conversion

Date: ____________, ____

To:         Bank of Montreal, as Administrative Agent for the Lenders parties to the Credit Agreement dated as of June 30, 2026 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Twin Disc, Incorporated, the Guarantors party thereto, certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, Twin Disc, Incorporated (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.6 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.         The conversion/continuation Date is __________, ____.

2.         The aggregate amount of the [Revolving] [Term] Loans to be [converted] [continued] is $______________.

3.         The Loans are to be [converted into] [continued as] [SOFR] [Base Rate] [Eurodollar] [Term CORRA] [Canadian Prime Rate] Loans.

4.         The duration of the Interest Period for the [Revolving] [Term] Loans included in the [conversion] [continuation] shall be [one] [three] [six] months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)         the representations and warranties of Borrower contained in Section 5 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, that this condition shall not apply to the conversion of an outstanding SOFR Loan to a Base Rate Loan; and

(b)         no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

Twin Disc, Incorporated

By

Name

Title

Exhibit D‑1

Term Note

U.S. $[_______________]	June 30, 2026

For Value Received, the undersigned, Twin Disc, Incorporated, a Wisconsin corporation (the “Borrower”), hereby promises to pay to [_________________________] (the “Lender”) or its registered assigns at the principal office of Administrative Agent in Milwaukee, Wisconsin (or such other location as Administrative Agent may designate to Borrower), in immediately available funds, the principal sum of [___________________] Dollars ($[__________]) or, if less, the aggregate unpaid principal amount of all Term Loans made or maintained by the Lender to Borrower pursuant to the Credit Agreement, in installments in the amounts called for by Section 2.8(a) of the Credit Agreement, commencing on September 30, 2026, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Term Notes referred to in the Credit Agreement dated as of June 30, 2026, among Borrower, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Twin Disc, Incorporated

By

Name

Title

Exhibit D‑2

Revolving Note

U.S. $[_______________]	June 30, 2026

For Value Received, the undersigned, Twin Disc, Incorporated, a Wisconsin corporation (the “Borrower”), hereby promises to pay to [____________________] (the “Lender”) or its registered assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Administrative Agent in Milwaukee, Wisconsin (or such other location as Administrative Agent may designate to Borrower), in immediately available funds, the principal sum of [___________________] Dollars ($[__________]) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of June 30, 2026, among Borrower, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Twin Disc, Incorporated

By

Name

Title

Exhibit D‑3

Swing Note

U.S. $5,000,000.00	June 30, 2026

For Value Received, the undersigned, Twin Disc, Incorporated, a Wisconsin corporation (the “Borrower”), hereby promises to pay to Bank of Montreal (the “Lender”) or its registered assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Administrative Agent in Milwaukee, Wisconsin (or such other location as Administrative Agent may designate to Borrower), in immediately available funds, the principal sum of Five Millions Dollars ($5,000,000.00) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Credit Agreement dated as of June 30, 2026, among Borrower, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Twin Disc, Incorporated

By

Name

Title

Exhibit E

Twin Disc, Incorporated

Compliance Certificate

To:	Bank of Montreal, as Administrative Agent under, and the Lenders and L/C Issuer parties to, the Credit Agreement described below

This Compliance Certificate is furnished to Administrative Agent, the L/C Issuer, and the Lenders pursuant to that certain Credit Agreement dated as of June 30, 2026, among us (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies that:

1.         I am the duly elected ____________ of Twin Disc, Incorporated;

2.         I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.       The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4.        The financial statements required by Section 6.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

5.        The Schedule I hereto sets forth financial data and computations evidencing Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20___.

Twin Disc, Incorporated

By

Name

Title

Schedule I

to Compliance Certificate

Twin Disc Incorporated

Compliance Calculations

for Credit Agreement dated as of June 30, 2026

Calculations as of _____________, _______

A. Total Funded Debt/EBITDA Ratio (Section 7.13(a))
1. Total Funded Debt	$___________
2. Net Income for past 4 quarters	___________
3. Interest Expense for past 4 quarters	___________
4. Income taxes for past 4 quarters	___________
5. Depreciation and Amortization Expense for past 4 quarters	___________
6. Non-cash Charges, Expenses or Losses	___________
7. Non-cash Pension and Other Post-Employment Benefit Plan Expenses	___________
8. Unrealized Foreign Exchange Losses	___________
9. Work-in-process fair market value adjustments	___________
10. Non-recurring and extraordinary expenses and income	___________
11. Certain Costs and Charges related to Permitted Acquisitions, other permitted investments, or operational initiatives (not to exceed 15% of Unadjusted EBITDA)	___________
12. Restructuring Charges 13. Pro-forma Adjustments related to Permitted Acquisitions	___________
14. Sum of Lines A2 through A13 (“EBITDA”)	___________
15. Ratio of Line A1 to A13	____:1.00
16. Line A14 ratio must not exceed	3.50:1.00
17. Borrower is in compliance (circle yes or no)	yes/no
B. Fixed Charge Coverage Ratio (Section 7.13(d))
1. EBITDA (Line A14 above)	$___________
2. Maintenance Capital Expenditures	($___________)
3. Line B1 minus Line B2	$___________
4. Principal payments for past 4 quarters	$___________
5. Interest Expense Paid for past 4 quarters	$___________
6. Income Taxes Paid (Received) for past 4 quarters	$___________
7. Restricted Payments (including dividends and distributions)	$___________
8. Sum of Lines B4, B5, B6, and B7	$___________
9. Ratio of Line B3 to Line B8	____:1.00
10. Line B9 ratio must not be less than	1.10:1.00
11. Borrower is in compliance (circle yes or no)	yes/no

Exhibit F

Additional Guarantor Supplement

______________, ___

Bank of Montreal, as Administrative Agent for the Lenders and L/C Issuer parties to the Credit Agreement dated as of June 30, 2026, among Twin Disc, Incorporated, as Borrower, the Guarantors referred to therein, the Lenders and L/C Issuer parties thereto from time to time, and Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Loan Party” and “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 5 of the Credit Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Sections 6 and 7 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Loan Party and Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including Section 10 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to Administrative Agent, and it shall not be necessary for Administrative Agent, the L/C Issuer, or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Wisconsin.

Very truly yours,

[Name of Subsidiary Guarantor]

By

Name

Title

Exhibit G

Assignment and Acceptance

Dated _____________, _____

Reference is made to the Credit Agreement dated as of June 30, 2026 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Twin Disc, Incorporated, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

______________________________________________________ (the “Assignor”) and _________________________ (the “Assignee”) agree as follows:

1.         The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Revolver Percentage of any outstanding L/C Obligations.

2.         The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Subsidiary or the performance or observance by Borrower or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3.         The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 6.5(a) and (b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.

4.         As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5.         The effective date for this Assignment and Acceptance shall be ___________ (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to Administrative Agent for acceptance and recording by Administrative Agent and, if required, Borrower.

6.         Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7.         Upon such acceptance and recording, from and after the Effective Date, Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8.         This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

[Assignor Lender]

By

Name

Title

[Assignee Lender]

By

Name

Title

Accepted and consented this

____ day of _____________

Twin Disc, Incorporated

By

Name

Title

Accepted and consented to by the Administrative

Agent and L/C Issuer this ___ day of ________

Bank of Montreal,

as Administrative Agent and L/C Issuer

By

Name

Title

Annex I

to Assignment and Acceptance

The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the effective date.

Facility Assigned	Aggregate Commitment/Loans For All Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans

Revolving Credit	$_____________	$_____________	_____%

Term Loan	$_____________	$_____________	_____%

Schedule 1

Commitments

Name of Lender	Term Loan Commitment	Term Loan Percentage	Revolving Credit Commitment	Revolver Percentage

Bank of Montreal	$21,666,666.67	72.2%	$43,333,333.33	72.2%

JPMorgan Chase Bank, N.A.	$8,333,333.33	27.8%	$16,666,666.67	27.8%

Total	$30,000,000.00	100.0%	$60,000,000.00	100.0%

Schedule 5.2

Subsidiaries

Name	Jurisdiction of Organization	Percentage Ownership	Owner
Twin Disc International, S.R.L.	Belgium	99.99%	157,573 ordinary shares and 10,835 preferred shares owned by Twin Disc, Inc.; 1 ordinary share owned by John H. Batten
Twin Disc S.r.l.	Italy	100%	Twin Disc International, S.R.L
Twin Disc (Pacific) Pty. Ltd.	Australia	100%	Twin Disc, Incorporated
Twin Disc (Far East) Ltd.	Delaware (operating in Singapore and Hong Kong)	100%	Twin Disc, Incorporated
Twin Disc (Far East) Pte. Ltd	Singapore	100%	9,004,731 Shares owned by Twin Disc (Far East) Ltd.; 1 Share owned by Twin Disc, Inc.
Twin Disc (Far East) Pte. Ltd	India	100%	Twin Disc (Far East) Pte. Ltd. (the Singapore entity)
Twin Disc Power Transmission (Shanghai) Co. Ltd.	China	100%	Twin Disc (Far East) Pte. Ltd.
Twin Disc Power Transmission Private Ltd.	India	100%	1,100,500 Shares owned by Twin Disc (Far East) Pte. Ltd.; 9,900 Shares owned by Twin Disc, Inc.; 100 Shares owned by Twin Disc International, S.R.L
Twin Disc Nico Co., Ltd	Japan	66% 34%	Twin Disc, Incorporated Hitachi
Twin Disc Japan	Japan	100%	Twin Disc, Incorporated
Rolla SP Propellers SAGL	Switzerland	100%	Twin Disc International, S.R.L
Twin Disc NL Holding B.V.	Netherlands	100%	Twin Disc, Incorporated
Veth Propulsion, B.V.	Netherlands	100%	Veth Propulsion Holding, B.V.
Veth Propulsion Holding B.V.	Netherlands	100%	Twin Disc NL Holding B.V.
TD Finland Holding Oy	Finland	100%	Twin Disc, Incorporated
Katsa Oy	Finland	100%	TD Finland Holding Oy
Twin Disc European Distribution S.R.L.	Belgium	100%	Twin Disc International S.R.L.
Twin Disc New Zealand Limited	New Zealand	100%	Twin Disc, Incorporated
Kobelt Manufacturing Co. Ltd.	Canada	100%	Twin Disc, Incorporated

Schedule 5.17(b)

Compliance with Environmental Laws

None.

Schedule 7.1(b)

Borrowings and Guaranties

None.

Schedule 7.1(l)

Intercompany Loans

Twin Disc Incorporated
Intercompany Loans

TwinCo Notes Payable
Jun 30/26
KATSA OY	836,365
Rolla SP Propellers Sagl	1,736,014
Twin Disc (Far East) Ltd	0
Twin Disc NL Holding BV	29,400,478
TWIN DISC SRL	6,702,988

Schedule 7.2(b)

Liens

None.

Schedule 7.3(h)

Existing Investments

Corporate Notes Receivable
June 30/26
KATSA OY	4,318,800
TD Finland Holding OY	24,737,835
Kobelt Manufacturing Co. Ltd.	7,381,704
Twin Disc (Far East) Ltd.	1,550,736
Twin Disc (Pacific) Pty. Ltd.	1,747,017
Twin Disc European Distribution, S.R.L.	5,098,710